UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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WINDSTREAM CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

Notice of 2007 Annual Meeting of Stockholders

To be Held May 9, 2007

To the Stockholders of Windstream Corporation:

Notice Is Hereby Given That the 2007 Annual Meeting of Stockholders of Windstream Corporation (“Windstream”) will be held at the Wally Allen Ballroom at the Statehouse Convention Center at No. 1 Statehouse Plaza, Markham and Main Streets, Little Rock, Arkansas 72201, on Wednesday, May 9, 2007 at 11:00 a.m. (local time), for the following purposes:

1.	To elect eight directors to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death;

2.	To approve Windstream’s Performance Incentive Compensation Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2007;

4.	To vote on a stockholder proposal; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of Common Stock of record at the close of business on March 16, 2007 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

Windstream’s 2006 Annual Report, Proxy Statement, and Annual Report on Form 10-K accompany this Notice.

By Order of the Board of Directors,

John P. Fletcher
Secretary

Little Rock, Arkansas

March 30, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Windstream Corporation (“Windstream”) to be used at its 2007 Annual Meeting of Stockholders. The meeting will be held at the Wally Allen Ballroom at the Statehouse Convention Center at No. 1 Statehouse Plaza, Markham and Main Streets, Little Rock, Arkansas 72201 on Wednesday, May 9, 2007 at 11:00 a.m. (local time).

VOTING INFORMATION

Shares represented by properly executed proxies will be voted at the annual meeting of stockholders (“the Annual Meeting”). If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. If no choice is specified by a stockholder, the proxy will be voted in accordance with the recommendations of the Windstream Board of Directors.

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of Windstream, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

The close of business on March 16, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 477,302,363 shares of Common Stock. This proxy statement is being mailed to stockholders beginning on March 30, 2007.

On all matters to be acted upon at the meeting, each share of Common Stock is entitled to one vote per share. Under Delaware law and Windstream’s Certificate of Incorporation, if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors. Any other matters submitted to a vote of the stockholders must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter.

The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR ALL NOMINEES.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD ALL NOMINEES.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR ALL NOMINEES” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked “WITHHOLD ALL NOMINEES,” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

The enclosed form of proxy also provides a method for stockholders to vote for, against or to abstain from voting with respect to: (i) the approval of Windstream’s Performance Incentive Compensation Plan, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountants for 2007, and (iii) the stockholder proposal. By abstaining from voting for the foregoing, shares would not be voted either for or against, but would be counted for quorum purposes.

Brokers holding shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be treated in the same manner as abstentions for quorum purposes. However, broker non-votes are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under the current rules of the New York Stock Exchange (“NYSE”), if a stockholder holds shares through a bank or brokerage firm and the broker delivers this proxy statement to the stockholder, the broker is entitled to vote such stockholder’s shares on the election of directors, Windstream’s Performance Incentive Compensation Plan, PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2007, and the stockholder proposal if the stockholder does not provide voting instructions to the broker.

ALLTEL SPIN-OFF AND VALOR MERGER

On July 17, 2006, Valor Communications Group Inc. (“Valor”), Alltel Corporation (“Alltel”) and Alltel Holding Corp., then a wholly-owned subsidiary of Alltel (also referred to herein as “Spinco”), consummated the spin-off of Spinco, which held Alltel’s wireline telecommunications business, and the merger of Spinco with and into Valor. Valor was the surviving company in the merger, and it was renamed Windstream Corporation. At the effective time of the merger, except for Mr. Anthony J. deNicola, the Board of Directors of Valor resigned, and the Board of Directors of Spinco, along with Mr. deNicola, became the Board of Directors of Windstream. All disclosures in this Proxy Statement regarding the activities of the Windstream Board of Directors and the Windstream Board Committees during 2006 relate to meetings of the Board of Directors and Board Committees of Windstream on and after July 17, 2006 and of Spinco prior to July 17, 2006.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The number of directors that serve on the Windstream Board of Directors is currently set at eight and may be fixed from time to time in the manner provided in Windstream’s Bylaws. Directors are elected to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death. The following slate of eight nominees has been chosen by the Board upon the recommendation of the Governance Committee.

Unless otherwise directed, the persons named in the accompanying form of proxy will vote that proxy for the election of the eight persons named below. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, Windstream Board Committees, and age. The year in which each such person was initially elected as an Windstream director also is set forth below.

Samuel E. Beall, III, age 56, has served as a director of Windstream since November 2006 and serves on the Compensation Committee. Mr. Beall has served as Chairman of the Board and Chief Executive Officer of Ruby Tuesday, Inc. since May 1995 and also as President of Ruby Tuesday, Inc. since July 2004. Mr. Beall served as President and Chief Executive Officer of Ruby Tuesday, Inc. from June 1992 to May 1995 and President and Chief Operating Officer of Ruby Tuesday, Inc. from September 1986 to June 1992.

Dennis E. Foster, age 66, has served as Lead Director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Foster serves as Chairman of the Governance Committee and is a member of the Compensation Committee. Mr. Foster is a principal in Foster Thoroughbred Investments (thoroughbred racing, breeding and training operations) in Lexington, Kentucky, which he joined in June 1995. Mr. Foster served as a director of Alltel from 1998 through April 20, 2006, where he most recently served as Chairman of the Compensation Committee and a member of the Executive Committee. Prior to June 30, 2000, Mr. Foster served as Vice Chairman of Alltel. Mr. Foster is also a director and Chairman of the Compensation Committee of YRCW (Yellow Roadway Corporation Worldwide) and a director and Chairman of the Audit Committee of NiSource Inc.

Francis X. Frantz, age 53, Chairman of the Board of Windstream since July 2006 and of Alltel Holding Corp. from December 2005 to July 2006. Prior to December 2005, Mr. Frantz was Executive Vice President-External Affairs, General Counsel and Secretary of Alltel. Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel’s chief legal officer. Mr. Frantz served as the 2005-2006, and is currently serving as the 2006-2007, Chairman of the Board and Chairman of the Executive Committee of USTelecom, a telecom trade association that represents over 1,000 member companies.

Jeffery R. Gardner, age 47, President and Chief Executive Officer of Windstream since July 2006. Mr. Gardner has been a director of Windstream since July 2006 and of Alltel Holding Corp. since December 2005. Alltel appointed Mr. Gardner in December 2005 to serve as President and Chief Executive Officer of Alltel Holding Corp. Prior to December 2005, Mr. Gardner was the Executive Vice President and Chief Financial Officer of Alltel. Mr. Gardner has been in the communications industry since 1986 and joined Alltel in 1998 when Alltel and 360º Communications merged. While with 360° Communications, he held a variety of other senior management positions such as Senior Vice President of Finance, President of the Mid-Atlantic Region, Vice President and General Manager of Las Vegas and director of finance. He is a director and a member of the Audit Committee of RF Micro Devices, based in Greensboro, North Carolina.

Jeffrey T. Hinson, age 52, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Hinson also serves as a member of the Audit Committee and the Governance Committee. Mr. Hinson is a financial consultant. Mr. Hinson served as a consultant to Univision Communications Inc., a Spanish language media company in the United States from July 2005 to December 2005. Mr. Hinson served as Executive Vice President and Chief Financial Officer of Univision Communications from March 2004 to June 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications in 2003 and became the radio division of Univision Communications. Mr. Hinson is a director and Chairman of the Audit Committee of LiveNation and a director and a member of the Audit Committee of TiVo, Inc.

Judy K. Jones, age 63, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Ms. Jones also serves as a member of the Audit Committee. She currently provides strategic and organizational planning services for public sector organizations in New Mexico. Ms. Jones served as the Associate Vice President for Strategic Initiatives for the University of New Mexico Health Sciences Center from April 2004 to February 2006. She was Vice President for Advancement of the University of New Mexico from January 1998 to April 2004 and Chief of Staff to the President of the University from April 1988 to January 1998. She is currently a member of the board of directors of Lovelace Respiratory Research Institute.

William A. Montgomery, age 58, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Montgomery serves as Chairman of the Compensation Committee and is a member of the Governance Committee. Mr. Montgomery has been a private investor since 1999. From 1989 to 1999, Mr. Montgomery was Chief Executive Officer of SA-SO Company, a company engaged in the distribution of municipal and traffic control products based in Dallas, Texas. Prior to 1989, Mr. Montgomery worked as a registered representative in the financial services industry, most recently serving with Morgan Stanley in the Private Client Services group from 1985 to 1989.

Frank E. Reed, age 72, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Reed also serves as Chairman of the Audit Committee. Mr. Reed is retired and previously served as President and Chief Executive Officer of Philadelphia National Bank from 1990 to 1995. Mr. Reed served as a director of Alltel from 1998 to 2005, where he served as Chairman of the Audit Committee from 1999 to 2005. He is also a director and a member of the Audit Committee of Harleysville Group, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE FOREGOING NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

BOARD AND BOARD COMMITTEE MATTERS

During 2006, there were seven meetings of Windstream’s Board, which includes two meetings of the Spinco Board prior to July 17, 2006. All of the directors attended 75% or more of the meetings of the Windstream Board of Directors and Board Committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders. None of the present directors attended the 2006 Annual Meeting of Stockholders of Valor, which occurred prior to the closing of the Alltel spin-off and Valor merger on July 17, 2006.

The Windstream Board of Directors has affirmatively determined that all of the nominees for director, except Messrs. Francis X. Frantz and Jeffery R. Gardner, have no material relationship with Windstream and are independent directors under the NYSE listing standards. In making such determinations, the Windstream Board of Directors evaluated the following relationships involving Mr. Beall and Mr. Foster and found that each such relationship was not material, as defined by the NYSE listing standards, because it would not interfere with such individual’s exercise of independent judgment:

•

Mr. Beall is Chairman and CEO of Ruby Tuesday, Inc. Ruby Tuesday makes payments to regulated subsidiaries of Windstream for communications services in various restaurants nationwide pursuant to ordinary course customer relationships. In 2006, the payments were approximately $89,000 and were significantly less than 2% of each of Ruby Tuesday’s and Windstream’s consolidated revenues.

•

Mr. Beall is a director of SSC Services Solutions, and Mr. Beall and his family members own stock in the company in an amount that is less than five percent of SSC’s capital stock. SSC Services Solutions provides janitorial services to Windstream pursuant to an ordinary course relationship that existed prior to Mr. Beall having any affiliation with Windstream. Neither Mr. Beall nor any of his family members is an executive officer or employee of SSC Services Solutions. In 2005 and 2006, Windstream incurred approximately $547,000 and $557,000, respectively, in charges to SSC Services Solutions.

•

Mr. Foster is a director of the Humane Society of Lexington, Kentucky. In 2004, Alltel made a pledge to the Humane Society in the amount of $150,000 over three years. In 2006, Windstream completed this pledge with a final payment of $100,000. Lexington, Kentucky is the largest metropolitan market in which a Windstream subsidiary serves as an incumbent local exchange carrier, and the donations to the Humane Society are consistent with Windstream’s policy of making charitable contributions to local organizations in its markets.

The standing Committees of the Windstream Board of Directors are the Audit Committee, Compensation Committee and the Governance Committee. Each of the Audit, Compensation, and Governance Committees has a written charter and is comprised entirely of independent directors, as defined under the NYSE listing standards. A brief description of the functions of the Audit, Compensation, and Governance Committees is set forth below.

The Windstream Corporate Governance Board Guidelines specify that the independent directors of the Board must meet at regularly scheduled executive sessions without management and that an independent director selected from time to time by the independent directors shall act as the Lead Director to preside at executive sessions of independent directors. The Windstream Board of Directors has designated Dennis Foster to serve as Lead Director to preside at the executive sessions until his successor is appointed. The executive sessions of the independent directors specified in the Board Guidelines occur at the end of each regular meeting of the Board.

The Audit Committee held two meetings during 2006. The Audit Committee assists the Windstream Board of Directors in overseeing Windstream’s consolidated financial statements and financial reporting process, disclosure controls and procedures and systems of internal accounting and financial controls, independent auditors’ engagement, performance, independence and qualifications, internal audit function, and legal and regulatory compliance and ethics programs as established by Windstream management and the Board of Directors. The Audit Committee has been established by the Windstream Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Windstream and the audits of the consolidated financial statements of Windstream as contemplated by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Windstream Board of Directors has determined that each of Messrs. Hinson and Reed is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (“SEC”).

The Compensation Committee held three meetings during 2006, including one meeting of the Spinco Compensation Committee prior to July 17, 2006. The Compensation Committee assists the Windstream Board of Directors in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. For more information regarding the Compensation Committee, see “Management Compensation — Compensation Discussion and Analysis”.

The Governance Committee held one meeting during 2006. The Governance Committee identifies individuals qualified to become members of the Windstream Board of Directors and recommends director nominees to the Board for each annual meeting of stockholders. The Governance Committee identifies candidates through various methods, including recommendation from directors, management, and stockholders. The Governance Committee has the sole authority to retain and terminate search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Committee recommends director nominees to the Board for approval. The Governance Committee periodically reviews with the Chairman and the Chief Executive Officer the appropriate skills and characteristics required of Board members in the context of the composition of the Board and an assessment of the needs of the Board from time to time. The Governance Committee considers applicable Board and Board committee independence requirements imposed by Windstream’s Corporate Governance Board Guidelines, the NYSE listing standards, and applicable law. The Governance Committee also considers, on a case-by-case basis, the number of other boards and board committees on which a director candidate serves. The Governance Committee seeks candidates who evidence personal characteristics of high personal and professional integrity; intelligence and independent judgment; broad training and experience at the policy-making level in business; a commitment to serve on the Board over a period of several years to develop knowledge about Windstream, its strategy, and its principal operations; a willingness to evaluate management performance objectively; and the absence of activities or interests that could conflict with the director’s responsibilities to Windstream. The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee in accordance with the substantive and procedural requirements set forth in Windstream’s Bylaws, as discussed below under the caption “Other Matters.” The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.

None of the director nominees were elected at the 2006 Annual Meeting of Stockholders of Valor. Each of Messrs. Foster, Frantz and Gardner were selected by Alltel to serve on the Windstream Board of Directors as part of the negotiations with Valor regarding the spin-off and merger. Following the signing of the Distribution Agreement in December 2005 providing for the spin-off of Spinco from Alltel, Messrs. Foster, Frantz and Gardner worked together to identify and recruit persons to serve on the Spinco Board of Directors. As part of this process, each of Ms. Jones and Messrs. Hinson, Montgomery and Reed was initially recommended to serve on the Spinco Board of Directors and each was appointed to the Spinco Board of Directors in June 2006 prior to the spin-off and merger. Mr. Beall was initially recommended to serve on the Board of Windstream by Mr. Foster.

Windstream’s Corporate Governance Board Guidelines, its code of ethics policy entitled “Working With Integrity”, and the charters for the Audit, Compensation and Governance Committees are available on the Investor Relations page of the Windstream Corporation website at www.windstream.com/investors. Copies of each of these documents are also available to stockholders who submit a request to Windstream Corporation, ATTN: Investor Relations, 4001 Rodney Parham Rd, Little Rock, AR 72212. Stockholders and other interested parties may contact the Lead Director or the non-management directors of the Windstream Board of Directors by writing to Windstream Corporation, ATTN: the Lead Director or Non-Management Directors, c/o Corporate Secretary, 4001 Rodney Parham Rd, Little Rock, AR 72212.

STOCK OWNERSHIP GUIDELINES

The Windstream Board of Directors has adopted minimum stock ownership guidelines for Windstream’s directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of Windstream Common Stock valued at least five times the annual cash retainer paid to non-management directors. Executive officers are expected to maintain beneficial ownership of shares of Common Stock at the following levels: ten times base salary for the Chief Executive Officer; five times base salary for each of the Chief Operating Officer, Chief Financial Officer and General Counsel; and three times base salary for all other executive officers. Directors have a transition period of five years from their initial election (or, for incumbent directors as of November 2006, until the date of the 2011 Annual Meeting of Stockholders), and executive officers have a transition period of three years from their initial election (or, for incumbent executive officers as of November 2006, until the date of the 2009 Annual Meeting of Stockholders), to meet the applicable ownership guidelines and, thereafter, one year to meet any increased ownership requirements resulting from changes in stock price, annual base fee, annual base salary, or applicable ownership levels occurring prior to the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines impose a retention ratio that provides that each officer and director is expected to retain at least 50% of the shares received, net of tax payment obligations, upon the vesting of restricted stock or the exercise of stock options. Directors and officers are also required to hold for at least six months all shares received, net of tax payment obligations, upon vesting of restricted stock or the exercise of stock options.

Based on the foregoing, each of Messrs. Gardner, Paglusch, Whittington and Fletcher are expected to own at least 511,695, 137,061, 118,786 and 118,786 shares of Common Stock, respectively, by the 2009 Annual Meeting of Stockholders, and each non-management director is expected to own 21,929 shares of common stock by the 2011 Annual Meeting of Stockholders. For the purposes of the guidelines, unvested shares of restricted stock are considered to be owned.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of March 20, 2007, as to shares of Windstream Common Stock beneficially owned by each director, named executive officer who was serving as an executive officer at the end of 2006, and by all directors and executive officers of Windstream as a group. Except as otherwise indicated by footnote, the nature of the beneficial ownership is sole voting and investment power:

	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (if 1% or more)
Non-Management Directors	Samuel E. Beall, III	8,777	-
	Dennis E. Foster	84,476	-
	Jeffrey T. Hinson	11,590	-
	Judy K. Jones	11,935	-
	William A. Montgomery	22,590	-
	Frank E. Reed	35,562	-

Named	Jeffery R. Gardner	831,022	-
Executive	Brent Whittington	134,565	-
Officers	Francis X. Frantz(2)	566,857	-
	Keith D. Paglusch	123,669	-
	John P. Fletcher	109,339	-

All Directors and Executive Officers as a Group		2,186,929	-

(1) Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person’s accounts under the Windstream 401(k) Plan, unvested restricted shares, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity.

(2) Mr. Frantz, Chairman of the Board of Directors, retired as an employee of Windstream effective as of December 31, 2006, but continues to serve as Chairman of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is certain information, as of March 16, 2007, with respect to any person known to Windstream to be the beneficial owner of more than 5% of any class of Windstream’s voting securities, all of which are shares of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	Morgan Stanley (1) 1585 Broadway New York, New York 10036	34,211,074(1)	7.2%

(1) Based upon information contained in the Schedule 13G filed on February 15, 2007. The Schedule 13G reported that Morgan Stanley’s ownership included 33,089,409 shares beneficially owned by Morgan Stanley & Co. International Limited, 25 Cabot Square, Canary Wharf, London E14 4QA, England.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

This report provides information concerning the Compensation Committee of Windstream Corporation’s Board of Directors. The Compensation Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Compensation Committee is comprised entirely of independent directors, as defined and required by applicable New York Stock Exchange listing standards.

The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion and Analysis” contained in Windstream Corporation’s Proxy Statement on Schedule 14A for the 2007 Annual Meeting of Stockholders and has discussed such disclosures with the management of Windstream Corporation. Based on such review and discussion, the Compensation Committee recommended to the Windstream Board of Directors that the “Compensation Discussion and Analysis” be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Windstream Corporation’s Proxy Statement on Schedule 14A for the 2007 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.

The Compensation Committee

William A. Montgomery, Chairman
Samuel E. Beall, III
Dennis E. Foster

AUDIT COMMITTEE REPORT

This report provides information concerning the Audit Committee of Windstream Corporation’s Board of Directors. The Audit Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Audit Committee is comprised entirely of independent directors, as defined and required by applicable New York Stock Exchange listing standards.

In connection with its function to oversee and monitor Windstream Corporation’s financial reporting process, the Audit Committee has reviewed and discussed with Windstream Corporation’s management the audited consolidated financial statements for the year ended December 31, 2006; discussed with PricewaterhouseCoopers LLP, Windstream Corporation’s independent registered public accountant, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1; and discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Windstream Corporation’s Board of Directors that the audited consolidated financial statements for the year ended December 31, 2006 be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee

Frank E. Reed, Chairman
Jeffrey T. Hinson
Judy K. Jones

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Background of Alltel Spin-off and Valor Merger.    On July 17, 2006, Valor, Alltel and Spinco, then a wholly-owned subsidiary of Alltel, consummated the spin-off of Spinco and the merger of Spinco with and into Valor. Commencing June 1, 2006 in contemplation of the spin-off and merger, each of Anthony J. deNicola, Chair, Dennis E. Foster and William A. Montgomery were appointed to serve on the Compensation Committee of the Board of Directors of Spinco. At the effective time of the merger, except for Mr. Anthony J. deNicola, each member of the Board of Directors of Valor resigned from the Board of Directors of Valor and its committees, and the Board of Directors of Spinco became the Board of Directors of Windstream. In addition, the members of the Compensation Committee of Spinco became the members of the Compensation Committee of Windstream. Prior to July 17, 2006, Anthony J. deNicola, Chair, Norman W. Alpert, and Sanjay Swani served on the Compensation Committee of Valor. The following discussion reflects the compensation philosophy of the Windstream Compensation Committee and does not address the historical compensation philosophy that Valor used to derive the compensation for Valor executive officers prior to July 17, 2006.

Effective December 12, 2006, in connection with the entry into an agreement by Windstream with entities affiliated with Welsh, Carson, Anderson & Stowe (WCAS), a private equity investment firm for which Mr. deNicola serves as a general partner, pursuant to which Windstream has agreed to split off its directory publishing business, the Windstream Board of Directors appointed Samuel E. Beall, III to replace Mr. deNicola as a member of the Compensation Committee of Windstream and designated William A. Montgomery to replace Mr. deNicola as Chair of the Compensation Committee. On December 14, 2006, Mr. deNicola resigned from the Board of Directors of Windstream to avoid potential conflicts between the interests of WCAS and Windstream as a result of the pending split-off transaction.

Alltel Employee Benefits Agreement.    As part of the spin-off and merger, the compensation program for the executive officers of Spinco was initially determined pursuant to the terms and conditions of an Employee Benefits Agreement between Alltel and Spinco. In accordance with the Employee Benefits Agreement, Spinco adopted benefit plans that were substantially similar to the benefit plans maintained by Alltel, including a pension plan, qualified retirement plans, health and welfare benefit plans, and non-qualified deferred compensation plans. Furthermore, the Compensation Committee of the Board of Directors of Alltel in December 2005 reviewed and approved the compensation for 2006 for the executive officers of Windstream who were employed with Alltel at that time, including Mr. Gardner, the President and Chief Executive Officer of Spinco, Mr. Frantz, the Chairman of Spinco, and Mr. Whittington, Executive Vice President and Chief Financial Officer of Spinco.

The Employee Benefits Agreement provided for the method of payout to Spinco executive officers of amounts under Alltel’s long-term performance incentive plan which provided for pro-rated cash compensation based on achievement of performance measures by Alltel for the period from 2004-2006 and based on target performance for the period from 2005-2007. The Employee Benefits Agreement also specified that awards of restricted shares of Alltel common stock held by Spinco executive officers became fully vested on July 17, 2006, and stock options to purchase Alltel common stock held by Spinco executive officers that were vested on July 17, 2006 would continue to be exercisable for a period of 90 days following the spin-off. As for stock options held by Spinco executive officers that were not vested on July 17, 2006, the Employee Benefits Agreement provided that such options be cancelled as of July 17, 2006 and that such optionholders would receive grants of restricted shares of Windstream common stock in amounts equal to the in-the-money value of the unvested options at the time of the spin-off. On August 2, 2006, the Spinco Compensation Committee approved these grants of restricted stock, which are referred to herein as “forfeiture grants.” All amounts received by Spinco executive officers during 2006 under Alltel’s long-term performance incentive plan and equity incentive plans reflect compensation that was awarded by the Alltel Compensation Committee in periods prior to 2006, and no Spinco executive officer received an award from Alltel with respect to 2006 under Alltel’s long-term performance incentive plan or its equity incentive plans.

Alltel also maintained a non-qualified supplemental executive retirement plan (“SERP”) in which Messrs. Frantz and Gardner participated prior to the spin-off in their capacities as executive officers of Alltel. Each of Messrs. Frantz and Gardner was fully vested in the SERP as of the date of the spin-off and therefore was entitled to a lump sum payment in the amount of $7,615,028 and $9,256,645, respectively, under the SERP upon the closing of the spin-off. These payments were to discharge a liability of Alltel for retirement benefits that were earned by Messrs. Frantz and Gardner in accordance with the SERP during their tenure with Alltel. Alltel funded and made these payments to Messrs. Frantz and Gardner in July 2006 following the closing of the spin-off.

The following discussion and analysis does not address the amounts received during 2006 by Windstream executive officers under Alltel’s long-term performance incentive plan, equity incentive awards or SERP because they reflect the long-term compensation discussions and philosophy of Alltel and because these payments were required under the terms of the spin-off transaction documents. The following discussion of the general principles used by the Compensation Committee to determine and evaluate the compensation of Windstream executive officers does not apply to the compensation received by Mr. Frantz during 2006. The compensation of Mr. Frantz for his service as Chairman of Windstream during 2006 was determined by the Alltel Compensation Committee as part of the spin-off transaction. The different components of Mr. Frantz’s compensation for 2006 were set at levels that were designed to maintain the same total compensation that he received from Alltel in 2005 and to reflect the significant activities required for the business separation and integration process in 2006.

Compensation Philosophy.    Windstream’s executive compensation program is designed to achieve the following objectives:

•	Align management’s interests with the long-term interests of Windstream’s stockholders;
•	Provide competitive compensation and incentives to attract and retain key executives; and
•	Provide total compensation to Windstream’s executives that is fair and consistent with the interests of Windstream’s stockholders.

Compensation Committee.    Windstream’s Compensation Committee is presently comprised of William A. Montgomery, Chair, Dennis E. Foster and Samuel E. Beall, III. The Windstream Board has determined that each member of the Compensation Committee is an independent director under NYSE listing standards, a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. The Compensation Committee annually reviews and approves goals relevant to Mr. Gardner’s compensation and, based on an annual evaluation of these performance goals, determines and approves Mr. Gardner’s compensation. The Committee conducts this review using a survey of compensation data of comparable employers that is prepared by the Committee’s outside compensation consultant based on criteria specified by the Committee. In determining compensation for 2007, the Compensation Committee reviewed survey data based on a group of national telecommunications companies of comparable size in terms of revenue.

Windstream’s management assists the consultant in the preparation of these surveys by providing historical compensation information and by reviewing and commenting on preliminary drafts of the survey reports. At the first Compensation Committee meeting of each year (which is expected to be held in early February of each year), the Compensation Committee reviews and approves executive compensation for such year, except that compensation during 2006 was determined as described above in connection with the spin-off and merger. Based on the compensation surveys and compensation principles previously specified by the Compensation Committee, Mr. Gardner and members of Windstream’s Human Resources department prepare recommendations for compensation levels for executive officers in consultation with the Compensation Committee’s consultant, except that no recommendation is made for Mr. Gardner’s compensation. The Compensation Committee then meets to review and determine Mr. Gardner’s compensation and reviews and recommends the compensation for all other executive officers. The Compensation Committee determines

Mr. Gardner’s compensation based on an evaluation of a number of factors, including historical compensation and performance of Mr. Gardner, discussions with Windstream management including Mr. Gardner, compensation survey data, and discussions with the compensation consultant. The Windstream Board approves or, in the case of Mr. Gardner’s compensation, ratifies the actions of the Compensation Committee.

The Compensation Committee has the sole authority to retain and terminate any executive compensation consultant to be used in the evaluation of director, CEO or executive officer compensation and to approve the consultant’s fees and other retention terms. During 2006, the Compensation Committee directly engaged Watson Wyatt & Company to assist the Committee in the review and design of Windstream’s executive compensation program, to provide information on competitive market practices and survey data for both plan design and compensation levels, and to advise on the design and terms of Mr. Gardner’s employment agreement, the change-in-control agreements for executive officers, and a non-qualified deferred compensation plan. In June 2006, the Spinco Compensation Committee selected Watson Wyatt & Company to serve as its compensation consultant based on the preferences of the Committee’s members. Prior to such selection, Alltel had engaged Watson Wyatt & Company to assist Spinco in connection with compensation matters related to the spin-off and merger.

Elements of Compensation.    The compensation of Windstream’s executive officers consists of three principal components:

•	Base salary;
•	Short-term cash incentive payments; and
•	Equity-based compensation.

The compensation program for all executive officers also includes the Windstream 2007 Deferred Compensation Plan, the Windstream 401(k) Plan, a change-in-control agreement, and other perquisites. Windstream has also entered into an employment agreement with Mr. Gardner, and certain executive officers are eligible to participate in the Windstream Pension Plan and the related Windstream Benefit Restoration Plan.

The Compensation Committee considers the total compensation of each executive officer, including Mr. Gardner, as well as the allocation of compensation among base salary, short-term incentive compensation, and equity-based compensation. In order to achieve the objective of providing competitive compensation to its executives, the Compensation Committee attempts to provide total compensation to each executive officer that is at the median (or 50th percentile) level of compensation for officers in similar positions at comparable companies. The Compensation Committee believes that a substantial portion of executive compensation should be at risk through allocation of compensation to short-term cash incentives and long-term equity-based incentives. During 2006, approximately 71% of total direct compensation to named executive officers as a group was comprised of either short-term incentives or equity-based compensation, and approximately 52% of total direct compensation was comprised of equity-based compensation. Total direct compensation for these purposes equals base salary, short-term cash incentive payment at target levels and the full up-front fair value of equity-compensation awards determined in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R), “Share-Based Compensation” (“SFAS 123(R)”).

Base Salary.    The Compensation Committee determines base salary primarily based upon benchmark surveys provided by its compensation consultant that compare the base salary of individual executives to the salary of executives in similar positions at comparable companies. During 2006, the base salary of Windstream executives, including Mr. Gardner, was at approximately the 25th percentile of base salary level of officers in similar positions at comparable companies. Base salary was set below the median level in part because most Windstream executives are new to their positions due to changes in their roles and responsibilities as a result of the spin-off and merger. Base salary is designed primarily to provide competitive compensation that reflects the contributions and skill levels of each executive.

Short-Term Cash Incentive Payments.    Windstream maintains short-term cash incentive plans which are designed primarily to motivate executives to achieve company-wide performance goals over annual or quarterly periods. Under these plans, the Compensation Committee sets different target payout amounts (as a percentage of base salary) for Mr. Gardner and other executive officers in order to reflect such individual’s contributions to Windstream and the market level of compensation for such position. The Compensation Committee has adopted short-term incentive plans as part of its goal to make a substantial portion of total direct compensation at risk. The Compensation Committee determines the target payout percentages for Mr. Gardner and other executive officers primarily based upon benchmark surveys provided by its compensation consultant that compare the target payouts for each Windstream executive to the short term incentive payments to executives in similar positions at comparable companies. During 2006, the target payout percentage for the short-term incentives to each executive officer was set at the median level of percentages for officers in similar positions at comparable companies, but the amount of such target incentive payments to Windstream executives were at approximately the 25th percentile level of payouts because the base salary levels of Windstream executives were also at approximately the 25th percentile level.

During 2006, Messrs. Gardner and Frantz participated in a cash short-term incentive plan based on Windstream’s achievement of annual performance goals of operating income before depreciation and amortization (“OIBDA”) and net additions of broadband subscribers. OIBDA is a non-GAAP financial measure that can be calculated from Windstream’s consolidated financial statements by taking operating income and adding depreciation and amortization. Because Windstream existed during only a portion of 2006 commencing on the completion of the spin-off, all performance measures and payouts for the annual incentive plan were adjusted to reflect this partial period. All other executive officers participated in a cash short-term incentive plan based on Windstream’s achievement of quarterly performance goals of OIBDA, total revenue, net additions of broadband subscribers, and net additions of digital TV subscribers. Prior to the spin-off, executive officers of Spinco participated in similar Alltel incentive plans whose performance goals were earnings per share (consolidated), wireline division broadband net adds, wireline revenue, and wireline OIBDA.

Under these Windstream short-term incentive plans, executive officers were eligible to receive payments in proportion to Windstream’s achievement of performance goals that were set at minimum (or threshold), target and maximum levels. Mr. Gardner was eligible to receive 100% of base salary if target levels of performance objectives were achieved, and 50% to 200% of this target payout amount if threshold or maximum levels, respectively, were achieved. No payout would be made if performance was below the threshold level. During 2006, the target performance goal was the achievement of performance measures of OIBDA of $1,652 million and net additions of broadband subscribers of 200,000, and target payouts were equally weighted at 50% to achievement of these performance measures, except that no payouts were to be made unless the threshold level of performance was achieved for the OIBDA performance measure. Windstream exceeded these target performance goals, and Mr. Gardner received $735,222 in annual incentive compensation or 105% of the target payout award for 2006. During 2006, all other named executive officers had target payout percentages ranging from 90% to 70% of base salary. During 2007, all executive officers will participate in the Windstream Performance Incentive Compensation Plan and will be eligible for payouts based on annual performance goals.

Equity-Incentive Awards.    Windstream maintains an equity-compensation program for executive officers to provide long-term incentives, to better align the interests of executives with stockholders and to provide a retention incentive. The Compensation Committee has implemented its equity-compensation program as part of its goal to make a substantial portion of total direct compensation at risk. The Compensation Committee also prefers equity incentives over cash as a method of providing long-term compensation incentives.

All Windstream equity compensation awards have been issued as either restricted stock or performance-based restricted stock under the Windstream 2006 Equity Incentive Plan. Windstream has not issued any stock options or other forms of equity compensation to its directors, executive officers or other employees. The Compensation Committee believes that restricted stock or performance-based restricted stock awards are a preferred mechanism of equity compensation compared to stock options or other devices that derive value from future stock price appreciation due to the high-dividend, low-growth profile of Windstream.

The Windstream Board of Directors has delegated responsibility for administration of the 2006 Equity Incentive Plan, including the authority to approve awards, to the Compensation Committee. The Compensation Committee approved all equity-based compensation awards for 2006 at its first regularly scheduled meeting to occur following the spin-off and merger, which occurred in August 2006. In 2007 and in future years, the Compensation Committee intends to review and approve all equity compensation awards to directors and executive officers at its first regularly scheduled meeting of each year, which is expected to occur each February. In determining the number of shares of restricted stock or performance-based restricted stock to award to any individual under the 2006 Equity Incentive Plan, the Compensation Committee divides the approved grant value for such individual by the closing stock price of Windstream common stock on the date that the Compensation Committee approves the award (rounded down to the nearest whole share). As a matter of policy, the Compensa-tion Committee does not approve awards of equity compensation through the adoption of a unanimous written consent in lieu of a meeting.

During 2006, the Compensation Committee approved the following categories of equity compensation awards to executive officers:

•    Annual Awards – Each officer receives a portion of his or her total direct annual compensation for a given year in the form of long-term incentive compensation. During 2006, the Compensation Committee approved an award of restricted stock, and in the case of Mr. Gardner, performance-based restricted stock, as long-term incentive compensation for 2006. These awards vest ratably in one-third (1/3) increments on August 1 of each year over a three year term.

•    One-Time Awards – Each officer received a special one-time grant to recognize the extra efforts required for the business separation and integration activities that occurred as part of the spin-off and merger and to maintain consistency with market practice for comparable business transactions such as initial public offerings and spin-offs. The one-time awards also were used to help bring total compensation of the Windstream executive officers to the median level of total compensation of officers in similar positions at comparable companies, given that the base salary and short-term incentive components of compensation were below the median level for those elements. The one-time awards provide for “cliff” vesting and vest in full in August 2009, except for performance-based restricted stock granted to Mr. Gardner which vests ratably in one-third (1/3) increments on August 1 of each year if Windstream also achieves the performance objective for such annual period.

•    Forfeiture Awards – Each officer who held unvested stock options to acquire Alltel common stock received an award in an amount designed to approximate the in-the-money value of such Alltel stock options that were lapsed and forfeited by such officer as a result of the spin-off. These “forfeiture” awards vest ratably in one-third (1/3) increments on August 1 of each year over a three year term.

During the vesting period, the executives have the rights of a stockholder to vote the restricted stock and to receive any cash dividends paid with respect to the restricted shares.

In preparation during 2005 for the spin-off, management of Alltel and Spinco (now Windstream) obtained a survey of executive compensation using market surveys and other data prepared by Watson Wyatt & Company, who was chosen by Alltel management to assist in formulating the compensation strategy for Spinco. Watson Wyatt & Company was selected in part because it was not the compensation consultant to the Alltel Compensation Committee, and Alltel desired to have a different consultant to advise on Spinco compensation matters to avoid any potential conflicts between the interests of Alltel and Spinco. Based on recommendations of Alltel management, Spinco management, and Watson Wyatt & Company, the Alltel Compensation Committee approved the overall dollar values of the foregoing awards in December 2005 in contemplation of the spin-off. The approval also included specific amounts of the awards for each named executive officer position of Windstream. Prior to the spin-off, the Windstream executive officers received no long-term or equity incentive compensation awards from Alltel with respect to 2006. Following its appointment in June 2006, the Spinco and Windstream Compensation Committees reviewed the proposed equity compensation awards at June and August 2006 meetings.

Based on the foregoing process and the recommendations of the Alltel Compensation Committee and the management of Windstream, the Compensation Committee approved the final grant values for such awards at its August 2006 meeting. The economic value of each award was determined as follows:

•    The annual awards were set at the 50th percentile of annual equity compensation awards to officers in the market surveys.

•    The one-time awards were set at the 50th percentile of equity compensation awards to officers in comparable transactions in the market surveys.

•    The forfeiture awards were set by calculating the in-the-money value of unvested Alltel stock options held by each Windstream executive at July 17, 2006 in accordance with the spin-off transaction documents.

The economic value (at the date of grant) of the equity awards granted to Mr. Gardner and to all other Windstream named executive officers as a group was as follows during 2006:

Type of Award	Mr. Gardner	Other Named Executive Officers
Annual	$2,500,000	$3,575,000
One-Time	$3,000,000	$2,975,000
Forfeiture	$2,063,880	$2,173,224
Total	$7,564,800	$8,723,224

All equity awards to Windstream executive officers during 2006 were restricted stock awards, except for awards to Mr. Gardner which were in the form of performance-based restricted stock in part to preserve the deductibility of compensation related to such awards under Section 162(m) of the Internal Revenue Code. The performance-based restricted stock granted to Mr. Gardner vests only if Windstream achieves a specified level of OIBDA. The performance-based restricted stock vests in one-third (1/3) increments over a three-year period, and the initial performance period for these grants was July 17, 2006 through December 31, 2006. During this period Windstream had to achieve OIBDA equal to or greater than $681.3 million in order for the first tranche of the shares to vest, and Windstream achieved this performance threshold with $772.8 million in OIBDA for the period. In future periods the Compensation Committee will set the performance measure for these one-time grant performance shares using an OIBDA measure no greater than 90% of the OIBDA goal established by the Company for internal annual forecasting purposes. For the performance period from January 1 to December 31, 2007, the Compensation Committee has set the performance measure at 90% of the OIBDA goal established by the Company for internal annual forecasting purposes. During 2007, the Compensation Committee determined that 100% of the annual equity-based compensation award to Mr. Gardner, and 50% of the annual equity-based compensation awards to all other executive officers, would be in the form of performance-based restricted stock based on the achievement of a specified level of OIBDA.

As discussed above, Windstream has adopted minimum share ownership guidelines that apply to Mr. Gardner and all other executive officers. The minimum share ownership guidelines are intended in part to ensure that executive officers retain the shares of Windstream common stock (net of shares required to pay applicable taxes) that the officers receive upon the vesting of equity compensation awards. In addition, under Windstream’s insider trading compliance policy, directors and executive officers are prohibited from engaging in any transaction involving derivative securities intended to hedge the market risk in equity securities of Windstream other than purchases of long call options or the sale of short put options that are not closed prior to their exercise or expiration date.

Severance Benefits.    Except for Mr. Gardner, Windstream has no agreement or plan to provide severance benefits to executive officers other than benefits that are generally available to all employees under Windstream’s severance plan and benefits available under the change-in-control agreements discussed below. During 2006, the Compensation Committee approved an employment agreement with Mr. Gardner that includes a severance benefit of two times base salary (at the time of severance), or $1.4 million based on Mr. Gardner’s base salary during 2006. The employment agreement provides that Mr. Gardner’s base salary will be no less than $700,000 per year. If Mr. Gardner experiences a separation from service following a change of control, the severance benefits provided under the terms of the change-in-control agreements discussed below will govern, and no severance is available under the employment agreement in such circumstance. The Compensation Committee approved the foregoing severance benefit to Mr. Gardner to recognize the importance of his service and contributions to Windstream, to recognize that it would be difficult for him to find comparable employment during a short period of time following a separation, and to reflect market practice of providing similar severance benefits to the CEO position. The Compensation Committee specifically engaged Watson Wyatt & Company, its compensation consultant, to review Mr. Gardner’s severance benefits and other provisions of the employment agreement, to compare such provisions against prevailing market practices, and to provide recommendations on the final terms of the agreement.

Retirement Plans.    Windstream maintains a defined benefit pension plan and a qualified 401(k) defined contribution plan for its executive officers and employees. Prior to 2007, Windstream also maintained a separate qualified profit sharing plan, but effective March 1, 2007 this plan was merged into and consolidated with the 401(k) plan. Under the terms of the Employee Benefits Agreement with Alltel, Windstream was required to establish a pension plan, 401(k) plan and profit sharing plan that in each case was substantially similar to the corresponding plan that had been maintained by Alltel for its employees. At the end of 2005, Alltel froze participation in the pension plan except for a 5 year transition period for participants who were above the age of 40 with at least two years of service and bargaining unit employees, and the Windstream pension plan continued this freeze. Except for Messrs. Frantz and Gardner, no Windstream named executive officer continued to accrue benefits under the pension plan in 2006.

Prior to 2007, Windstream maintained a profit sharing plan pursuant to which Windstream would contribute a minimum of 2% of a participant’s compensation and a separate 401(k) plan which provided for potential matching employer contributions of up to 4% of a participant’s compensation. In response to recent changes in law changes, the Compensation Committee approved the merger and consolidation of the profit sharing plan with and into the 401(k) plan. As a result of the elimination of the profit sharing plan, the Compensation Committee approved an increase commencing in 2007 of the potential employer matching contribution under the 401(k) plan from 4% to 6% of a participant’s compensation. The Compensation Committee maintains the 401(k) plan in order to provide employees with an opportunity to save for retirement with pre-tax dollars. The 401(k) plan also allows Windstream to expense and fund its contributions to this plan in a predictable, consistent manner.

Change-In-Control Agreements.    During 2006, the Compensation Committee approved change-in-control agreements for Mr. Gardner and each executive officer other than Mr. Frantz in order to provide some protection to those individuals from the risk and uncertainty associated with a potential change-in-control. The Compensation Committee also adopted the change-in-control agreements as part of its efforts to provide a total compensation package that was competitive with the compensation arrangements of other market participants. The Compensation Committee specifically engaged Watson Wyatt & Company, its compensation consultant, to review the payment multiples and other terms of the change-in-control agreements, to compare such provisions against prevailing market practices, and to provide recommendations on the final terms of the agreements. When it approved the change-in-control agreements, the Compensation Committee considered the total amount of compensation that Mr. Gardner and each other executive officer would receive in a hypothetical termination under all of the change-in-control benefits described below.

Based on the foregoing, the Compensation Committee approved the payment of change-in-control benefits to Mr. Gardner and the other executive officers on a “double-trigger” basis, which means that a change-in-control of Windstream must occur and the officer must terminate employment with Windstream through either a resignation for “good reason” or a termination without “cause” (as those terms are defined in the change-in-control agreement). Upon a qualifying separation from service, the executive officers are eligible for a cash, lump sum payment based upon a multiple of base salary and target bonus of three times for Mr. Gardner and the other named executive officers and two times for all other executive officers.

In the event of a change-in-control, Windstream has also agreed to provide lump sum cash payments equal to the value of medical and dental benefits for a period of 36 months for Mr. Gardner and the other named executive officers and 24 months for all other executive officers. Windstream has also agreed to provide, at its expense, outplacement services from a recognized outplacement provider, except that Windstream’s cost for such services will not exceed $50,000 in the case of Mr. Gardner or other named executive officers and $25,000 in the case of any other executive officer. Also, under the terms of Windstream’s agreements for its equity compensation awards of restricted stock or performance-based restricted stock, the unvested equity awards held by Mr. Gardner and other executive officers will vest on a “double-trigger” basis that is substantially similar to the events that trigger the cash payments under the change-in-control agreements. The change-in-control agreements also obligate Windstream to reimburse each executive officer for excise taxes imposed on such individual pursuant to Section 4999 of the Internal Revenue Code as a result of the foregoing payments if the payments exceed 110% of the greatest amount payable to the executive without triggering excise taxes.

Deferred Compensation Plans.    Under the terms of the Employee Benefits Agreement with Alltel, Windstream was required to establish non-qualified deferred compensation plans that were substantially similar to the corresponding plans that had been maintained by Alltel for officers and key employees, including employees of Spinco. As a result, Windstream created two separate non-qualified deferred compensation plans and received cash into Windstream’s general funds from Alltel in the amount of Alltel’s obligations under its corresponding plans as of the date of the spin-off. In order to honor participant elections made prior to 2006, Windstream executive officers who participated in the Alltel plans prior to 2006 were able to continue to defer compensation under the Windstream mirror plans following the spin-off. In November 2006, the Compensation Committee froze any further deferrals of compensation under the Windstream mirror plans beginning January 1, 2007, and existing plan balances as of December 31, 2006 will continue to accrue benefits in accordance with the terms of the mirror plans.

In November 2006, the Compensation Committee approved the creation of the Windstream 2007 Deferred Compensation Plan to provide a non-qualified deferred compensation plan for its executive officers and other key employees. The Compensation Committee adopted this plan as part of its effort to provide a total compensation package that was competitive with the compensation arrangements of other companies. The Compensation Committee specifically engaged Watson Wyatt & Company, its compensation consultant, to assist in the design of the Windstream plan, to compare its provisions against prevailing market practices, and to provide recommendations on the final terms of the plan.

Perquisites and Other Benefits.    During 2006, the primary perquisites available to Mr. Gardner and other named executive officers were the personal use of corporate aircraft, the payment of the initiation and ongoing fees at a country club, and the reimbursement of up to $3,000 in pre-tax dollars under a supplemental medical reimbursement plan. In 2007, the Compensation Committee discontinued the $3,000 medical reimbursement benefit and replaced it with a reimbursement of up to $5,000 in taxable dollars per year of financial planning and related expenses. The Compensation Committee believes that the perquisites provided to senior management are consistent with its overall efforts to provide a total compensation package that is competitive with the compensation arrangements of other market participants.

Windstream permits limited personal use of Windstream’s corporate aircraft by Mr. Gardner and other named executive officers. Under Windstream’s policy, this use cannot interfere with other required business use of Windstream. Mr. Gardner reviews and approves all plane usage by other executive officers, and the Compensation Committee monitors the use by Mr. Gardner and all executive officers to ensure the amount of usage is reasonable. Windstream believes that personal use of aircraft for Mr. Gardner and other senior executives is a reasonable benefit in light of the significant demands that are imposed on their schedules as a result of the responsibilities to Windstream. Additionally, many of the trips involving personal usage are often business-related trips in which a family member accompanies an executive on a trip that has a business purpose.

Windstream provides for the reimbursement of country club fees in order to encourage senior management to belong to a club where they can increase their ties to the community. With respect to the perquisites for financial planning expense reimbursement, Windstream believes that good financial planning by experts can reduce the amount of time and attention that senior management must spend on that topic and can help maximize the net financial reward to the employee of compensation received from Windstream.

Compensation of Directors

Prior to July 17, 2006, independent members of the Valor Board of Directors received an annual cash retainer of $45,000, payments of $1,250 for each board meeting attended in person, $625 for each board meeting attended telephonically, $5,000 annually for acting as a committee member ($10,000 for acting as audit committee chairperson and $7,500 for acting as compensation committee chairperson), $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically. In addition, each independent member of the Valor Board of Directors received an up-front grant of 9,705 restricted shares pursuant to Valor’s 2005 Long-Term Equity Incentive Plan. These restricted shares were scheduled to vest over the three years following their issuance at 33% per year; however, they vested upon the closing of the merger with Spinco on July 17, 2006. In addition, Mr. Cole, Vice Chairman of Valor prior to July 17, 2006, received the compensation described above for serving as a member of the Valor Board of Directors and also received $300,000 pursuant to an agreement agreed to by Valor prior to the merger.

The following table shows the compensation paid to the Vice Chairman and the independent members of the Valor Board of Directors for the period from January 1, 2006 to July 17, 2006 for their service as a director to Valor. The following table does not reflect the compensation paid to Mr. deNicola for his service on the Spinco Board of Directors from June 2006 to July 17, 2006:

VALOR DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Anthony J. deNicola	57,925	61,570	-	119,495
Kenneth R. Cole	39,425	61,570	300,000	400,995
Sanjay Swani	55,550	61,570	-	117,120
Norman W. Alpert	52,450	61,570	-	114,020
Stephen B. Brodeur	54,550	61,570	-	116,120
Michael Donovan	53,200	61,570	-	114,770
Edward Lujan	54,425	61,570	-	115,995
M. Ann Padillo	56,632	61,570	-	118,202
Federico Pena	52,575	61,570	-	114,145
Edward J. Heffernan	65,700	61,570	-	127,270

(1) All stock award amounts for restricted stock reflect 2006 compensation expense calculated in accordance with SFAS 123(R), and the valuation was determined based on the fair market value ($14.16) of the shares on the date of grant (April 15, 2005).

During 2006 commencing July 17, 2006, all Windstream non-employee directors received the following compensation: (1) an annual cash retainer of $60,000, (2) a cash fee of $1,750 for each Board and committee meeting attended, (3) an initial grant of $60,000 in restricted stock under the Windstream 2006 Equity Incentive Plan in connection with his or her appointment to the Board and (4) an annual grant of $60,000 in restricted stock under the Windstream 2006 Equity Incentive Plan. The restricted shares granted to non-employee directors vest if the grantee continues to serve on the Board for the period beginning on the date of grant and ending on the first anniversary of the date of grant or, if earlier, if the grantee dies or becomes permanently disabled while serving on the Board or a change of control of Windstream occurs. In addition, each non-employee director who serves as chair of a Board committee received the following indicated annual cash fee: Audit Committee Chair — $12,500,

Compensation Committee Chair — $10,000 and Governance Committee Chair — $12,500. During 2007, the annual cash fee for the Compensation Committee Chair will be $12,500. Board members receive pro-rated amounts of the annual cash retainer, committee chair fees and the annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or Committee Chair. The foregoing compensation program for non-employee directors applied during 2006 to service on the Spinco Board prior to July 17, 2006 and the Windstream Board following July 17, 2006 and will continue to apply during 2007.

The following table shows the compensation paid to the non-employee directors of the Spinco Board and Windstream Board during 2006:

WINDSTREAM DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (3)	Total ($)
Samuel E. Beall, III	11,750	(2)	142	11,892
Anthony J. deNicola	56,584	-	-	56,584
Dennis E. Foster	59,981	39,580	142	99,703
Jeffrey T. Hinson	52,500	39,580	142	92,222
Judy K. Jones	49,000	39,580	142	88,722
William A. Montgomery	54,250	39,580	142	93,972
Frank E. Reed	56,292	39,580	-	95,872

(1)         As of December 31, 2006, each non-employee director other than Mr. Beall held 7,539 unvested shares of restricted stock granted under the Windstream 2006 Equity Incentive Plan. All stock award amounts in the table above reflect 2006 compensation expense calculated in accordance with SFAS 123(R), and such expense was determined based on the price per share of $12.60 of Windstream common stock, which was the closing stock price on the date of grant of the restricted stock. All stock awards include the 2006 compensation expense related to the $60,000 initial retainer and $34,991 for the pro-rated amount of the 2006 annual retainer for service commencing on the date of appointment to the Spinco Board, which was June 1, 2006 for all independent directors except Mr. Beall.

(2)         Mr. Beall was appointed to the Board of Directors on November 7, 2006. At the February 6, 2007 meeting of the Compensation Committee, Mr. Beall was granted restricted stock that included a grant value of $70,000 representing his initial retainer and his pro-rated 2006 annual retainer of restricted stock under Windstream’s director compensation program.

(3)         Includes payments for travel insurance available for all directors under the age of 70.

Mr. Frantz, Chairman of the Board of Directors, retired as an employee of Windstream effective as of December 31, 2006, but continues to serve as Chairman of the Board. During 2007, Mr. Frantz will receive the same compensation received by all other non-employee directors plus an annual supplemental cash retainer in the amount of $25,000.

Windstream entered into a letter agreement, dated November 7, 2006, with Mr. Frantz regarding post-retirement health care benefits. Under the letter, commencing no later than May 1, 2008 (the date on which Mr. Frantz’s access to continuation coverage as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) is expected to expire), Windstream agreed to offer Mr. Frantz a 30-day period to enroll in coverage under Windstream’s retiree medical insurance contract with United Healthcare (“SMRP II”) for Mr. Frantz and his “eligible dependents” (as defined in the letter). If Mr. Frantz enrolls in the SMRP II, then coverage under the SMRP II will begin immediately following the expiration of the applicable COBRA continuation period and continue for Mr. Frantz’s lifetime. At any time after Mr. Frantz’s enrollment in SMRP II,

Mr. Frantz may opt out of, and thereafter opt back in to, the coverage specified under the letter without losing any future rights or benefits under the letter. The right to opt out and thereafter opt back in to coverage is limited to two occasions during Mr. Frantz’s lifetime. Following Mr. Frantz’s death, coverage under the SMRP II will continue for each eligible dependent until the date that such dependent is no longer considered an eligible dependent. If at any time after Mr. Frantz’s initial enrollment in the SMRP II, SMRP II coverage becomes unavailable to Windstream or impracticable for Windstream to procure, Windstream will use its reasonable best efforts to provide Mr. Frantz and his eligible dependents access to medical benefits under another insurance contract that are as comparable to SMRP II as practicable. Windstream’s obligation to provide access to medical coverage will apply only if Mr. Frantz or his eligible dependents reimburse Windstream for the Required Premium (as defined below) each month commencing on or after the expiration of the applicable COBRA continuation period. The Required Premiums are the premiums that Mr. Frantz would be required to pay for medical coverage for himself and his eligible dependents as a retired employee under Windstream’s group health insurance plan. If, however, Windstream ceases to offer medical coverage to retirees under its group health insurance plan, the Required Premium shall be based on the premium rate in effect for retiree medical coverage under any plan or program designated by Windstream (whether or not sponsored by Windstream) that the Compensation Committee determines provides substantially similar retiree medical coverage as the former group health insurance plan.

Compensation of Named Executive Officers

At the effective time of the merger of Spinco into Valor on July 17, 2006, the officers of Valor resigned and the officers of Spinco became the officers of Windstream. The following table shows the compensation paid during all of 2006 by Spinco and Windstream to Windstream’s President and Chief Executive Officer, Windstream’s Executive Vice President and Chief Financial Officer, and Windstream’s other three most highly compensated executive officers who were serving as executive officers on December 31, 2006. The table also shows the compensation for 2006 paid by Valor and Windstream for the following persons who served as executive officers of Valor prior to July 17, 2006: John J. Mueller, who served as President and Chief Executive Officer; Jerry Vaughn, who served as Chief Financial Officer; William Ojile, who served as Senior Vice President, Chief Legal Officer and Secretary; and William Raney, who served as Senior Vice President and Chief Operating Officer. Each of Messrs. Mueller, Vaughn and Ojile terminated employment with Windstream on July 17, 2006. During the remainder of 2006, Mr. Raney served as Region President-Southwest of Windstream, which is not an executive officer position.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)(8)	Total ($)
Jeffery R. Gardner President and CEO	2006	700,000	315,362	1,050,537	1,292,845	305,605	130,003	3,794,352
Brent Whittington EVP and CFO	2006	295,833	17,546	154,074	214,957	392	13,834	696,636
Francis X. Frantz Chairman	2006	500,000	257,078	786,648	951,446	601,543	230,319(9)	3,327,034
Keith D. Paglusch COO	2006	281,250	-	138,887	232,857	-	164,654	817,648
John P. Fletcher EVP, General Counsel & Secretary	2006	284,375	-	131,943	201,809	-	9,438	627,565
John J. Mueller President and CEO of Valor	2006	271,154	1,091,667	2,203,862	-	-	2,380,433	5,947,116
Jerry E. Vaughn SVP and CFO of Valor	2006	176,250	189,583	2,514,414	-	-	1,765,202	4,645,449
William M. Ojile, Jr. SVP, Chief Legal Counsel & Secretary of Valor	2006	135,576	272,917	832,570	-	-	889,571	2,130,634
William G. Raney SVP & COO of Valor	2006	257,000	724,958	684,921	76,715	-	71,232	1,814,826

(1)    Amounts for Messrs. Paglusch and Fletcher reflect pro-rated amounts of annual salary based on start dates during 2006. Amounts for Messrs. Mueller, Vaughn and Ojile reflect salary paid until termination on July 17, 2006.

(2)    Amounts for Messrs. Gardner, Whittington and Frantz include pro-rated awards paid by Alltel under its 2005-2007 Long-Term Incentive Plan. These payouts were guaranteed under the Employee Benefits Agreement at target performance levels. Amounts for Messrs. Mueller, Ojile and Raney include payment of retention bonuses agreed to by Valor prior to December 2005. Amounts for Messrs. Mueller, Vaughn, Ojile, and Raney include payment of a pro-rated portion of the 2006 performance incentive, which was guaranteed under terms of the Valor merger agreement. Amount for Mr. Raney includes $250,000 in retention bonus agreed to by Windstream that was paid after the closing of the Valor merger and does not include an additional retention bonus of $250,000 that Mr. Raney earned by continuing employment through January 17, 2007, which was paid in 2007.

(3)    All stock award amounts for restricted stock granted by Windstream reflect 2006 compensation expense calculated in accordance with SFAS 123(R), and the valuation of the restricted stock was determined based on the fair market value ($12.60) of the shares on the date of the grant. For shares granted by Valor in 2005, the value has been presented based on the fair market value of the shares of $15.52 on February 14, 2005 or $13.63 on October 1, 2005 for Mr. Vaughn. The shares granted by Valor were revalued to $11.50, which was the closing price on July 17, 2006, upon modification of the qualification for vesting due to the merger.

(4)    No options have been granted by Windstream or Valor.

(5)    Amounts for Messrs. Gardner and Frantz include $557,173 and $478,514, respectively, paid by Alltel for performance under Alltel’s 2004-2006 Long-Term Incentive Plan, per the Employee Benefit Agreement with Alltel.

(6)    Amounts for Messrs. Gardner, Whittington and Frantz include $233,955, $392 and $351,403, respectively, for increase in pension value. Amounts for Messrs. Gardner and Frantz include $71,650 and $250,140, respectively, for above market earnings on non-qualified deferred compensation.

(7)    “All Other Compensation” includes (i) amounts paid for relocation of the individual’s personal residence, (ii) vacation earned by former Valor executives that became payable as a result of the Valor merger, (iii) the valuation of the individual’s personal use of company plane based on the incremental cost to the company of such usage, which primarily includes costs for fuel, maintenance charges allocable to such use, and contract-pilot charges and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots and other general charges related to ownership of the aircraft, (iv) termination payments made to Valor executives pursuant to severance arrangements agreed to by Valor, (v) company matching contributions under the Alltel or Windstream 401(k) Plan, (vi) company contributions to qualified and non-qualified defined contribution plans, (vii) payment of initial or annual country club dues, and (viii) up to $3,000 in pre-tax dollars for reimbursement of medical expenses under a supplemental medical reimbursement plan. The following table shows the amount of each of the foregoing categories of compensation for each named executive officer in 2006, except that the amounts of perquisites (i.e., relocation benefits, personal use of aircraft, and country club dues) are only shown to the extent the perquisite for an individual exceeds the greater of $25,000 or 10% of all perquisites received by an individual:

Name	Contributions to 401(K) Plan ($)	Supplemental Medical Reimbursement Plan ($)	Relocation ($)	Earned Vacation Payable at Merger ($)	Personal Use of Company Plane ($)	Contributions to Non-qualified Defined Contribution Plans ($)	Termination Payments ($)
Jeffery R. Gardner	8,800	3,000	-	-	57,379	56,062	-
Brent Whittington	7,500	3,000	-	-	-	-	-
Francis X. Frantz	8,800	3,000	-	-	-	47,300	-
Keith D. Paglusch	6,686	3,000	143,290	-	-	-	-
John P. Fletcher	6,000	3,000	-	-	-	-	-
John J. Mueller	9,900	-	-	73,077	-	-	2,278,314
Jerry E. Vaughn	9,900	-	58,176	6,562	-	-	1,667,180
William M. Ojile, Jr.	9,900	-	-	22,115	-	-	831,593
William G. Raney	9,900	3,000	31,527	21,746	-	-	-

(8)    “All Other Compensation” does not include $9,256,645 and $7,615,028 received by Messrs. Gardner and Frantz, respectively, from Alltel in payment of their benefits under the Alltel Supplemental Executive Retirement Plan.

(9)    “All Other Compensation” for Mr. Frantz includes $142,561, which represents the cash value of the policy at the time of transfer from Alltel to Mr. Frantz for a split-dollar life insurance policy that was entered into prior to the Sarbanes-Oxley Act of 2002. Windstream will not make any payments for premiums under this policy.

Information On Plan-Based Awards

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Windstream or Valor during 2006 to the individuals named below. All equity grants made in 2006 were made pursuant to Windstream’s 2006 Equity Incentive Plan.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Jeffery R. Gardner	8-2-06	350,000	700,000	1,400,000	-	600,307	-	-	7,563,868
Brent Whittington	8-2-06	113,750	227,500	341,250	-	-	-	88,042	1,109,329
Francis X. Frantz	8-2-06	225,000	450,000	900,000	-	-	-	449,513	5,663,864
Keith D. Paglusch	8-2-06	98,438	196,875	295,313	-	-	-	79,364	999,986
John P. Fletcher	8-2-06	85,313	170,625	255,938	-	-	-	75,396	949,990
John J. Mueller	-	-	-	-	-	-	-	-	-
Jerry E. Vaughn	-	-	-	-	-	-	-	-	-
William M. Ojile, Jr.	-	-	-	-	-	-	-	-	-
William G. Raney	-	-	-	-	-	-	-	-	-

(1)    Includes estimates at time of grant for 2006 short-term incentives. Corresponding actual payouts are included under “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)    Equity awards for Mr. Gardner vest in one-third (1/3) annual increments based on the achievement of specified levels of OIBDA for three performance periods of July 17 to December 31, 2006, January 1 to December 31, 2007, and January 1 to December 31, 2008 and subject to continuous employment through the applicable anniversary of the grant date.

(3)    Equity awards for Messrs. Whittington, Paglusch and Fletcher in the amount of 48,360, 39,682 and 37,698 shares, respectively, vest ratably in one-third (1/3) annual increments subject to continuous employment through August 1, 2009. Awards for Messrs. Whittington, Paglusch and Fletcher in the amounts of 39,682, 39,682, and 37,698 shares, respectively, are subject to one-time cliff vesting if executive remains continuously employed through August 1, 2009. Equity awards for Mr. Frantz in the amount of 330,466 shares vest ratably in one-third (1/3) annual increments subject to continuous service on the Windstream Board of Directors through August 1, 2009. An award of 119,047 shares to Mr. Frantz is subject to one-time cliff vesting if he remains on the Windstream Board through August 1, 2009.

(4)    Grant date fair value calculated using the closing price of Windstream common stock on August 2, 2006, which was $12.60.

The following table shows information regarding outstanding awards under the Windstream equity incentive plans held by the individuals named below as of December 31, 2006. All awards represent grants of restricted stock under Windstream’s 2006 Equity Incentive Plan or, with respect to Mr. Raney, grants of restricted stock under the 2005 Valor Long-Term Equity Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jeffery R. Gardner	-	-	600,307(3)	8,536,366
Brent Whittington	48,360 (4) 39,682 (5)	687,679 564,278
	88,042	1,251,957
Francis X. Frantz	330,466 (4) 119,047 (5)	4,699,227 1,692,848
	449,513	6,392,075
Keith D. Paglusch	39,682 (4) 39,682 (5)	564,278 564,278
	79,364	1,128,556
John P. Fletcher	37,698 (4) 37,698 (5)	536,066 536,066
	75,396	1,072,131
John J. Mueller	-	-	-	-
Jerry E. Vaughn	-	-	-	-
William J. Ojile, Jr.	-	-	-	-
William G. Raney	73,556 (6)	1,045,966	-	-

(1)    Windstream has no outstanding awards of stock options.

(2)    Market value calculated using the closing price of Windstream common stock on December 29, 2006, which was $14.22.

(3)    Performance-based shares vest ratably in annual one-third (1/3) increments over the three-year period ending August 1, 2009 if Windstream also achieves the performance objective for such annual period.

(4)    Shares vest ratably in annual one-third (1/3) increments over the three-year period ending August 1, 2009.

(5)    Shares vest in full on August 1, 2009.

(6)    Shares vest on January 1, 2008.

The following table shows information regarding the exercise or vesting of equity-based awards of Valor or Windstream during 2006 by the individuals named below.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffery R. Gardner	-	-	-	-
Brent Whittington	-	-	-	-
Francis X. Frantz	-	-	-	-
Keith D. Paglusch	-	-	-	-
John P. Fletcher	-	-	-	-
John J. Mueller	-	-	165,501 (2) 331,002 (3)	1,886,711 3,806,523
Jerry E. Vaughn	-	-	22,596 (2) 338,937 (3)	257,594 3,897,776
William M. Ojile, Jr.	-	-	62,523 (2) 125,045 (3)	712,762 1,438,018
William G. Raney	-	-	73,556 (2) 73,556 (3)	838,538 845,894

(1)    Does not include exercises of stock options or the accelerated vesting of restricted stock during 2006 with respect to Alltel common stock for Messrs. Frantz, Gardner or Whittington. Any options exercised or restricted stock accelerated during 2006 with respect to such individuals were granted by Alltel prior to 2006 as part of Alltel’s long-term compensation and before such individuals became employed by Spinco.

(2)    Shares vested on January 1, 2006 with a closing price of $11.40.

(3)    Shares vested on July 17, 2006 with a closing price of $11.50.

Pension Benefits

The following is a brief summary of the material terms of the retirement plans maintained by Windstream.

Windstream Pension Plan.    Windstream created the Windstream Pension Plan (“Pension Plan”), which is a tax-qualified defined benefit plan, as a mirror plan to the Alltel Corporation Pension Plan as part of the spin-off. Windstream was required to create the Pension Plan pursuant to the Employee Benefits Agreement with Alltel, and Windstream received $850 million in assets from Alltel to support the obligations assumed by Windstream under the Pension Plan. The Pension Plan generally covers salaried and non-salaried employees of Windstream and those subsidiary companies that have adopted the Pension Plan. For non-bargaining employees, the Pension Plan was closed to new participants as of December 31, 2005 and frozen to additional accruals as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005). Of our named executive officers, only Messrs. Gardner and Frantz were eligible for continuing accruals under the Pension Plan as of the end of 2006.

The Pension Plan’s accrued benefit is payable in the form of a monthly life annuity following normal retirement at age 65 (or, if later, five years of service or fifth anniversary of participation). The accrued benefit is also payable in a monthly life annuity following early retirement at or after age 55 with at least 20 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 60) or at or after age 60 with 15 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 65 for a participant whose benefit commences before age 62). As of the end of 2006, none of the named executive officers satisfied the foregoing age and service requirements to commence receipt of an early retirement benefit under the Pension Plan.

For deferred vested participants (i.e. those who terminate employment before early retirement), the accrued benefit is payable in a monthly life annuity beginning at normal retirement age. If a deferred vested participant has 15 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 60 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65), and, if the deferred vested participant has at least 20 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 55 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65).

For a participant eligible for normal retirement or early retirement, payment is also available in actuarial equivalent joint and surviving spouse annuities, which provide a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% or 100%, as elected, of the reduced monthly amount, or in an actuarial equivalent 10-year certain annuity, which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 years of benefit commencement, with payments to a designated beneficiary for the remainder of the 10-year certain period. For a married deferred vested participant, payment is also available in the form of an actuarial equivalent joint and 50% surviving spouse annuity. If a vested participant dies before benefit commencement, an annuity generally is payable to the participant’s surviving spouse in an amount based on the joint and 50% surviving spouse annuity that would have been payable to the participant beginning on the later of when the participant died or would have been eligible to commence a benefit.

Under the Pension Plan, post-January 1, 1988 through December 31, 2005 service (December 31, 2010 service for employees who had attained age 40 with two years of service as of December 31, 2005) is credited at 1% of compensation, including salary, bonus and other non-equity incentive compensation, plus 0.4% of that part of the participant’s compensation in excess of the Social Security taxable wage base for such year. Service prior to 1988, if any, is credited on the basis of a percentage of the participant’s highest consecutive five-year average annual salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by 0.05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year. In addition, participants receive an additional credit of 0.25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years of credit, plus an amount equal to .4% of the amount by which the participant’s pre-1988 career average annual base salary (three highest years) exceeds his or her Social Security covered compensation, multiplied by his years of pre-1988 credited service.

Windstream Benefit Restoration Plan.  The Windstream Benefit Restoration Plan (“BRP”) contains an unfunded, unsecured pension benefit for a group of highly compensated employees. Of Windstream’s named executive officers, only Messrs. Gardner and Frantz participated in the pension benefit of the BRP as of the end of 2006. The pension benefit under the BRP is calculated as the excess, if any, of (x) the participant’s Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65) without regard to the IRS compensation limit ($220,000 for 2006) and without regard to the benefit limitation ($175,000 for 2006) over (y) the participant’s actual Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65). If the participant has not attained age 65 on the date his benefit is scheduled to commence, the BRP benefit is reduced to the same extent, if any, as the Pension Plan benefit. For purposes of the preceding calculations, compensation has the same meaning provided in the foregoing description of the Pension Plan. Benefits are paid over the life of the participant if the participant is alive when benefits commence or over the life of the spouse if the benefit is paid as a pre-retirement death benefit. Windstream may direct that the benefit be paid in an alternative form provided that it is the actuarial equivalent of the normal form of benefit so that the BRP benefit is paid in the same form as the Pension Plan benefit. None of the named executive officers were eligible for an early retirement benefit under the BRP as of the end of 2006.

Impact of Section 409A.  Section 409A was added to the Internal Revenue Code as part of the American Jobs Creation Act of 2004. Section 409A imposes new restrictions on the BRP described above with respect to amounts deferred after December 31, 2004 and earnings thereon (and with respect to plans that are “materially modified” after October 3, 2004). These new restrictions generally define the earliest date that payments may commence under the plans and limit the ability of participants to receive accelerated payments or to change their deferral and payment elections. As permitted under existing guidance, Windstream will amend the plans described above on or before December 31, 2007 to conform to Section 409A. In the interim, the BRP will be administered in good faith compliance with the new rules, as permitted by current IRS guidance.

The following table shows certain information regarding benefits under the Windstream Pension Plan as of December 31, 2006 for the individuals named below.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (3)
Jeffery R. Gardner	Pension Plan Benefit Restoration Plan	8.00 -	103,741 677,370	- -
Brent Whittington	Pension Plan Benefit Restoration Plan	3.50 -	21,056 -	- -
Francis X. Frantz	Pension Plan Benefit Restoration Plan	16.75 -	316,744 1,429,933	- -
Keith D. Paglusch	-	-	-	-
John P. Fletcher	-	-	-	-
John J. Mueller	-	-	-	-
Jerry E. Vaughn	-	-	-	-
William M. Ojile, Jr.	-	-	-	-
William G. Raney	-	-	-	-

(1)    The plans recognize all prior years of service under the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan.

(2)    The present value of accumulated benefits includes the present value of the benefits transferred from the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan as part of the spin-off. The present value of accumulated benefits was calculated based on retirement at age 60 with 20 years of credited service, current compensation as of December 31, 2006, no pre-retirement decrements, the 1994 Group Annuity Mortality table for males and females, and a 5.92% discount rate, which is the same rate used for preparing Windstream’s consolidated financial statements.

(3)    Alltel maintained a non-qualified supplemental executive retirement plan (the “SERP”) in which Messrs. Frantz and Gardner participated prior to the spin-off. Each of Messrs. Frantz and Gardner was entitled to a lump sum payment in the amount of $7,615,028 and $9,256,645, respectively, under the SERP upon the closing of the spin-off. These payments were to discharge a liability of Alltel for retirement benefits that were earned by Messrs. Frantz and Gardner in accordance with the SERP during their tenure with Alltel. Alltel made these payments to Messrs. Frantz and Gardner in July 2006 following the closing of the spin-off.

Non-Qualified Deferred Compensation

The following is a brief summary of the plans that administered the nonqualified deferred compensation benefits of Windstream as of December 31, 2006. Effective as of January 1, 2007, these plans were merged with and into the Windstream 2007 Deferred Compensation Plan (“2007 Plan”). As a result of these plan mergers, Windstream’s obligations and participants’ rights under these plans became obligations and rights under the 2007 Plan.

Windstream Executive Deferred Compensation Plan.    The Windstream Executive Deferred Compensation Plan (the “Executive Plan”) is an unfunded, unsecured defined contribution plan for a group of highly compensated employees. The Executive Plan was established to administer the benefits assumed by Windstream from the Alltel Corporation Executive Deferred Compensation Plan in connection with the spin-off. Of the named executive officers, only Mr. Frantz participated in the Executive Plan as of the end of 2006. No deferrals could be made under the Executive Plan during 2006. Payments can be made under the Executive Plan in cash at certain future dates specified by participants (or upon the participant’s earlier death) in the form of a lump sum or up to five annual installments as selected by participants. Payments will be accelerated and paid in a lump sum in the event of a change-in-control of Windstream. Windstream could accelerate payments in the event of a participant’s financial hardship. The deferred compensation accounts are generally credited with earnings at the end of each calendar year, although as a result of the spin-off, earnings were credited on two separate dates in 2006: July 17, 2006 and December 31, 2006. The deferred compensation accounts of named executive officers are credited with earnings based on a fixed rate of 5.00%.

Windstream Management Deferred Compensation Plan.    The Windstream Management Deferred Compensation Plan (the “Management Plan”) is an unfunded, unsecured defined contribution plan for a group of highly compensated employees. The Management Plan was established to administer the benefits assumed by Windstream from the Alltel Corporation 1998 Management Deferred Compensation Plan in connection with the spin-off. Of the named executive officers, only Messrs. Gardner and Frantz participated in the Management Plan as of the end of 2006. Participants could defer up to 50% of their salary and 100% of their bonus under the Management Plan during 2006. Payments can be made under the Management Plan in cash at certain future dates specified by participants (or upon the participant’s earlier death) in the form of a lump sum or up to five annual installments as selected by participants. Payments will be accelerated and paid in a lump sum in the event of a change-in-control of Windstream. Windstream could accelerate payments in the event of a participant’s financial hardship. Participant accounts generally are credited with earnings as of the end of each calendar year based on the prime rate in effect on the first business day of the following calendar year, plus 200 basis points. As a result of the spin-off, however, accounts were credited with earnings in 2006 as follows: (i) the prime rate in effect on the first business day of 2006, plus 200 basis points (i.e., 9.25%) for the period commencing January 1, 2006 and ending July 17, 2006, pro-rated for the partial year, and (ii) the prime rate in effect on the first business day of 2007, plus 200 basis points (i.e., 10.25%) for the period commencing July 18, 2006 and ending December 31, 2006, pro-rated for the partial year.

Windstream Benefit Restoration Plan.    During 2006, the Windstream Benefit Restoration Plan (the “BRP”) contained an unfunded, unsecured defined contribution plan for a group of highly compensated employees. The BRP was established to administer the benefits assumed by Windstream from the Alltel Corporation Benefit Restoration Plan in connection with the spin-off. Of the named executive officers, only Messrs. Gardner and Frantz participated in the BRP as of the end of 2006. The BRP was comprised of two defined contribution plan components: the 401(k) Plan component and the profit sharing component.

•

401(k) Plan Component. Under the 401(k) Plan component of the BRP, during 2006 eligible participants could defer up to 15% of their compensation (generally comprised of salary, annual bonus and other non-equity incentive plan compensation) in excess of IRS limits ($220,000 for 2006) and could receive a matching credit equal to 4% of such excess compensation. Payments from the 401(k) Plan component generally commence upon the participant’s termination of employment in the form of a lump sum.

•

Profit Sharing Component.  Under the profit sharing component of the BRP, during 2006 participants received a profit sharing credit equal to 2% of their compensation (generally comprised of salary, annual bonus and other non-equity incentive plan compensation) in excess of IRS limits ($220,000 for 2006). Payments from the profit sharing component generally commence upon the participant’s termination of employment in the form of five equal annual installments.

Participant accounts were credited with earnings based on the investments offered by Windstream under the Profit-Sharing Plan. For 2006, the investments included a diversified portfolio of cash, stocks, bonds, Alltel and Windstream stock, and other publicly available and externally managed investment funds such as mutual funds. The earnings rate for 2006 was 12.97%.

Impact of Section 409A.    Section 409A was added to the Internal Revenue Code as part of the American Jobs Creation Act of 2004. Section 409A imposes new restrictions on the Executive Plan, the Management Plan and the BRP described above. These new restrictions generally define the earliest date that payments may commence under the plans and limit the ability of participants to receive accelerated payments or to change their deferral and payment elections. As described above, the Executive Plan, the Management Plan and the BRP were merged with and into the 2007 Plan effective as of January 1, 2007. The 2007 Plan is intended to comply with the requirements of Section 409A.

The following table shows certain information regarding the non-qualified deferred compensation plans maintained by Windstream as of December 31, 2006. Under these plans, officers can elect to defer the receipt of compensation that is otherwise owed to such officer in a current period, and Windstream, in turn, is able to defer payment of such compensation and related employer tax obligations. The deferred compensation amounts become contributions to the plan and are eligible for credit of earnings under the terms of the plan. The deferred contributions and balances under the plan are loans by the participant to Windstream, and these loans are unfunded, unsecured obligations of Windstream that are subordinate to the claims of Windstream’s secured creditors, and rank equally with the claims of Windstream’s other general unsecured creditors. As part of the spinoff, Alltel transferred cash to the general funds of Windstream in the amount of approximately $20 million, which reflected Alltel’s obligations under these plans as of July 17, 2006.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Windstream Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at 12/31/2006 ($)
Jeffery R. Gardner	696,266	56,062	244,143	-	2,632,993
Brent Whittington	-	-	-	-	-
Francis X. Frantz	1,292,010	47,300	1,142,049	-	15,728,164
Keith D. Paglusch	-	-	-	-	-
John P. Fletcher	-	-	-	-	-
John J. Mueller	-	-	-	-	-
Jerry E. Vaughn	-	-	-	-	-
William M. Ojile, Jr	-	-	-	-	-
William G. Raney	-	-	-	-	-

(1)  Includes amounts deferred in 2006 under the Alltel Corporation 1998 Management Deferred Compensation Plan and the Alltel Corporation Benefit Restoration Plan prior to the spin-off. These amounts are also included in the “Salary” and the “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)  Includes amounts credited to each officer’s account in 2006 under the Alltel Corporation Benefit Restoration Plan prior to the spin-off. These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)  Includes earnings accrued during 2006 under the Alltel Corporation 1998 Management Deferred Compensation Plan, the Alltel Corporation Executive Deferred Compensation Plan and the Alltel Corporation Benefit Restoration Plan prior to the spin-off. The “above market earnings” portion of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)    Alltel maintained the 360° Communications Company Deferred Compensation Plan and the 360° Communications Company Retirement Savings Restoration Plan (the “360° Plans”), in which Mr. Gardner participated prior to the spin-off. Mr. Gardner received a lump sum payment of his account balance under the 360° Plans following his termination of employment with Alltel in connection with the spin-off in an amount equal to $54,306. This payment reflects retirement benefits that were earned by Mr. Gardner in accordance with the 360° Plans during his tenure at Alltel and 360º Communications Company. Windstream was not obligated to make these payments and did not assume any portion of the 360° Plans in connection with the spin-off.

Potential Payments Upon Termination or Change-in-Control

Windstream has entered into certain agreements and maintains certain plans and arrangements that require Windstream or its successors to pay or provide certain compensation and benefits to its named executive officers in the event of certain terminations of employment or a change-in-control of Windstream. The estimated amount of compensation and benefits payable or provided to each named executive officer in each situation is summarized below, assuming that the triggering event occurred on the last day of the 2006 fiscal year. The actual amounts that would be paid to each named executive officer upon certain terminations of employment or upon a change-in-control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below are in addition to the benefits to which the named executive officers would be entitled to receive upon termination of employment generally under the retirement plans and programs described in the sections above titled “Pension Benefits” and the “Nonqualified Deferred Compensation”. Please refer to those sections for a description of Windstream’s retirement plans and programs. This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Voluntary Termination Without “Good Reason” or Involuntary Termination For “Cause”

Windstream does not maintain any plans or arrangements that would provide benefits to its named executive officers solely as a result of a voluntary termination without “good reason” or an involuntary termination for “cause” (each as defined under the heading “Termination for ‘Good Reason’ or Involuntary Termination without ‘Cause’” immediately below).

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Windstream entered into an Employment Agreement with Mr. Gardner effective November 7, 2006. Under the Employment Agreement, if Windstream or its affiliates terminated Mr. Gardner’s employment without “cause” (as defined below) or Mr. Gardner terminated his employment with Windstream or its affiliates for “good reason” (as defined below) on December 31, 2006, then Windstream would have been obligated to pay Mr. Gardner, in a lump sum, approximately $2,100,000. This severance benefit under the Employment Agreement equals the sum of the following amounts: (i) a pro-rated bonus based on the higher of Mr. Gardner’s target annual bonus for the year of termination or the annual bonus earned for the immediately preceding year; and (ii) two times his annual base salary.

The Employment Agreement provides that upon termination of employment, Mr. Gardner is prohibited from soliciting employees or customers of or competing against Windstream for a one-year period and is subject to confidentiality and non-disparagement restrictions. Moreover, he is required to sign a release of all claims against Windstream prior to receiving severance benefits under the agreement.

For purposes of the Employment Agreement, the term “cause” generally means (i) the willful failure by Mr. Gardner substantially to perform his duties to Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of Mr. Gardner for any felony; (iii) gross negligence or willful misconduct by Mr. Gardner that is intended to or does result in his substantial personal enrichment or a material detrimental effect on the reputation or business of Windstream or any affiliate; (iv) a material violation by Mr. Gardner of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by Mr. Gardner of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by Mr. Gardner that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by Mr. Gardner of any non-solicitation, non-disparagement or confidentiality restrictions.

For purposes of the Employment Agreement, the term “good reason” generally means the occurrence, without the executive’s express written consent, of any one or more of the following: (i) any action of Windstream or its affiliates that results in a material adverse change in Mr. Gardner’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities; (ii) a material reduction by Windstream in Mr. Gardner’s compensation; (iii) the failure of the Board of Directors to nominate Mr. Gardner for election or re-election to the Board; or (iv) a material breach by Windstream of any provision of the Employment Agreement that is not remedied promptly after receipt of notice thereof. Notwithstanding the foregoing, in no event shall “good reason” occur as a result of the following: (i) a reduction in any component of Mr. Gardner’s compensation if other components of his compensation are increased or a substitute or alternative is provided so that his overall compensation is not materially reduced; (ii) Mr. Gardner does not earn cash bonuses or benefit from equity incentives awarded to him because the performance goals or targets were not achieved; and (iii) the suspension of Mr. Gardner for the period during which the Board of Directors is making a determination whether to terminate him for cause.

Death or Disability

Windstream would have been obligated to provide each of the executive officers listed below (or his beneficiary) with the following estimated payments, in a lump sum for bonus amounts, in the event that he had died or become “disabled” (as defined below) while employed with Windstream on December 31, 2006.

Name	Accelerated Vesting of Restricted Shares (1) ($)	Accelerated Vesting of Annual Bonus ($)	Total for Death or Disability ($)
Jeffery R. Gardner	8,536,366	320,274	8,856,640
Brent Whittington	1,251,957	-	1,251,957
Francis X. Frantz	6,392,075	205,890	6,597,965
Keith D. Paglusch	1,128,556	-	1,128,556
John P. Fletcher	1,072,131	-	1,072,131
William G. Raney	478,565	-	478,565

(1) The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s common stock on December 29, 2006 of $14.22 per share.

Accelerated Vesting of Restricted Shares.    In the event that an executive officer listed above (other than Mr. Raney) died or became permanently disability (as determined by the Compensation Committee in its sole discretion) and while employed with Windstream, then his unvested restricted stock or performance based restricted stock would have immediately vested in full. If Mr. Raney experienced such an event, a portion of the unvested shares that are scheduled to vest on the next vesting date would have vested. The portion to vest is equal to the product of (1) the number of shares scheduled to vest on the next vesting date multiplied by (2) the quotient of (A) the number of days elapsed since the last vesting date divided by (B) 365.

Performance Incentive Compensation Plan.    During 2006, each of Messrs. Gardner and Frantz participated in the Performance Incentive Compensation Plan, which is an annual bonus plan. If either executive died or became “disabled” during the year, then his 2006 annual bonus under the Performance Incentive Compensation Plan would have been pro-rated on the basis of the ratio of the number of days of participation during the plan year to the number of days during the plan year and paid in a lump sum following the end of the year. For this purpose, the term “disability” means incapacity resulting in the executive being unable to engage in gainful employment at his usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity resulting from a felonious enterprise; chronic alcoholism or addiction to drugs or abuse; and self-inflicted injury or illness.

Executive Incentive Compensation Plan.    Messrs. Whittington, Paglusch, Fletcher and Raney participated in the Executive Incentive Compensation Plan, which is a quarterly bonus plan. Each of these executives would have forfeited his right to his 2006 fourth quarter bonus if he had died or become disabled.

Change-in-Control

In general, Windstream does not maintain any plans or arrangements that would provide benefits to the named executive officers solely as a result of a change-in-control (as defined under the heading “Qualifying Termination Following Change-in-Control” below). However, each of Messrs. Gardner and Frantz would receive a lump sum payment of his account balances maintained under the Windstream Executive Deferred Compensation Plan and the Windstream Management Deferred Compensation Plan (which balances are now part of the Windstream 2007 Deferred Compensation Plan) upon a change-in-control. Please refer to the section above entitled “Nonqualified Deferred Compensation” for more information. Moreover, all of Mr. Frantz’s outstanding restricted shares would vest upon a change-in-control. These shares had a value of $6,392,075 as of December 31, 2006.

Qualifying Termination Following Change-in-Control

Each executive officer listed below would have been entitled to the following estimated payments and benefits from Windstream or its successor if a change-in-control (as defined below) occurred on December 31, 2006 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his employment with Windstream for “good reason” (as defined below) immediately following such change-in- control.

Name	Cash Severance ($)	Cash Equivalent for Three Years of Health Care Premiums ($)	Outplacement Services ($)	Excise Tax Gross-Up (1) ($)	Accelerated Vesting of Restricted Shares (2) ($)	Total on a Qualifying Termination Following a Change-in- Control ($)
Jeffery R. Gardner	4,900,000	33,096	50,000	3,315,284	8,536,366	16,834,746
Brent Whittington	1,885,000	28,909	50,000	1,142,097	1,251,957	4,357,963
Keith D. Paglusch	2,175,000	33,096	50,000	1,109,278	1,128,556	4,495,930
John P. Fletcher	1,885,000	33,096	50,000	999,142	1,072,131	4,039,369
William G. Raney	462,600	6,252	25,000	-	1,045,966	1,539,818

(1)

Because the excise tax gross-up is calculated based on the average compensation of an executive officer over the five years prior to a change-in-control, and because all of the foregoing individuals (other than

Mr. Raney) either became employees of Windstream or were newly promoted to their positions and received increases in compensation during 2006, Windstream expects the amount of potential tax gross-up liability to decrease in the future as Windstream executives increase their tenure in their existing positions.

(2)	The value of the accelerated vesting of restricted shares equals the product of (i) the number of unvested shares as of December 29, 2006, multiplied by (ii) the closing price of Windstream’s common stock on December 29, 2006 of $14.22 per share.

Change-in-Control Agreements.    Windstream has a Change-in-Control Agreement with certain of its executive officers, including its executive officers listed in the above table. The agreements provide that a covered executive would be entitled to certain severance benefits if, during the two-year period following a change-in- control (as defined below), Windstream terminates the executive’s employment without “cause” (as defined below) or the executive terminates his employment with Windstream for “good reason” (as defined below). In general, the executive officers would be entitled to receive, in a lump sum, the following amounts pursuant to the Change-in-Control Agreements:

•

Three times (or one time for Mr. Raney) the sum of the executive’s base salary and target bonus (in each case, as in effect on the date of the change-in-control, or if higher, on the date of termination);

•	Pro-rated amount of target short-term incentive for the year of termination, less the amount of any such incentive actually paid to the executive during the year;

•	A cash equivalent for three years (or one year for Mr. Raney) of health care premiums; and

•	Outplacement services with a value of no more than $50,000 (or $25,000 for Mr. Raney).

Terminated executives are prohibited from soliciting employees or customers of or competing against Windstream or the acquiring or successor entity for a one-year period and are subject to a confidentiality restriction. Moreover, a terminated executive is required to sign a release of all claims against Windstream and the acquiring or successor entity prior to receiving severance benefits under the agreement.

Excise Tax Gross-Up.    On or after a change-in-control, the named executive officers listed above may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. Windstream or its successor is obligated under the Change-in-Control Agreements to reimburse each such named executive officer for all Section 4999 excise taxes that are imposed on him, whether as a result of payments received under his Change-in-Control Agreement or otherwise, and any income, employment and excise taxes that are payable by the executive as a result of such reimbursements. If, however, the aggregate parachute payments do not exceed 110% of the maximum total payments that could be made without triggering the excise tax under Section 4999, then the parachute payments would be automatically reduced to such maximum amount and no gross-up payment would be made. In general, the reimbursements would be made to the named executive officers by Windstream or its successor at the same time that the payments or benefits subject to the excise tax are paid or provided. The total tax gross-up amount in the above table assumes that (i) the excise tax rate is 20%, the federal income tax rate is 35%, the Medicare tax rate is 1.45%, and the state and local tax rate is 7%, and (ii) no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-solicitation or non-competition covenants contained in the Change-in-Control Agreements. The calculations exclude benefits paid from qualified plans or the BRP.

Accelerated Vesting of Restricted Shares.    All unvested restricted stock or performance-based restricted stock held by the named executive officers listed above would have become vested if a change-in-control (as defined below) occurred on December 29, 2006 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his employment with Windstream for “good reason” (as defined below) immediately following such change-in-control.

Definitions.    For purposes of the Change-in-Control Agreements and the restricted shares described above for all executive officers other than Mr. Raney, the following terms have the meanings set forth below:

•

Change-in-control.  A change-in-control generally means any of the following: (i) an acquisition of 50% or more of Windstream’s common stock; (ii) a change in the membership of Windstream’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of more than 50% of Windstream’s assets in which any one of the following is true: Windstream’s pre-transaction shareholders do not hold at least 50% of the combined enterprise; there is a 50%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in Windstream); or the members of Windstream’s board of directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholders approve a complete liquidation of Windstream.

•

Cause.  In general a termination is for cause if it is for any of the following reasons: (i) the willful failure by the executive substantially to perform his duties with Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of the executive for any felony; (iii) the willful misconduct by the executive that is demonstratively and materially injurious to Windstream or its affiliates, monetarily or otherwise; (iv) a material violation by the executive of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by the executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by the executive that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by the executive of any non-solicitation or confidentiality restrictions.

•

Good Reason. In general a termination by the executive is for good reason if it is for any of the following reasons: (i) the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer or a substantial adverse change in the nature or status of the executive’s responsibilities; (ii) a reduction by Windstream in the executive’s annual base salary; (iii) the relocation of the principal executive offices of Windstream by more 35 miles or Windstream’s requiring the executive to be based anywhere other than its principal executive offices; (iv) the failure by Windstream to pay to the executive any portion of the executive’s current compensation, deferred compensation or business expense reimbursements; (v) the failure by Windstream to continue in effect any compensation plan in which the executive participates unless an equitable alternative arrangement has been made, or the failure by Windstream to continue the executive’s participation in those plans; (vi) the failure by Windstream to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of Windstream’s retirement, welfare and fringe benefit plans; (vii) any purported termination by Windstream of the executive’s employment that is not effected in accordance with the terms of the Change-in-Control Agreement; or (viii) any failure by Windstream to require the successor to assume the agreement.

The Change-in-Control Agreement for Mr. Raney contains similar definitions of the foregoing terms.

Payments to Messrs. Mueller, Vaughn, and Ojile Following the Merger

The following table provides a summary of the payments and benefits that each of Messrs. Mueller, Vaughn, and Ojile received as a result of the Valor merger or their termination of employment:

Name	Cash Severance ($)	Continued Health Care Benefits ($) (1)	COBRA Premiums ($)	Continued Life Insurance Premiums ($) (1)	Excise Tax Gross- Up ($)	Accelerated IPO Retention Bonus ($)	Accelerated Vesting of Restricted Shares ($)	Consulting Fee ($)	Total ($)
John J. Mueller	2,000,000	16,176	34,010	1,795	-	400,000	3,806,523	518,000	6,776,504
Jerry E. Vaughn	975,000	8,088	25,255	4,301	844,119	-	3,897,776	-	5,754,539
William M. Ojile	750,000	20,220	31,316	474	-	100,000	1,438,017	102,500	2,442,527

(1)	Reflects premiums paid by Windstream and Valor.

Employment Agreements.    Each of Messrs. Mueller, Vaughn and Ojile were subject to an employment agreement with Valor. Pursuant to the terms of the employment agreements, as amended in connection with the merger, Windstream was obligated to pay the following amounts and provide the following benefits in the event that Windstream terminated the executive’s employment without “cause” or the executive terminated his employment with Windstream for “good reason”:

•

With respect to Mueller and Ojile, a cash payment equal to two times (1.5 times for Mr. Vaughn) the sum of the executive’s base salary and target bonus, a portion of which was payable in July 2006 and the remainder in January 2007.

•

Health care benefits under the Windstream Supplemental Medical Expense Reimbursement Plan (SMRP), as follows: (i) lifetime coverage for Mr. Mueller and his spouse; (ii) 26 months of coverage for Mr. Vaughn, and (iii) six months for Mr. Ojile. The foregoing benefits under SMRP run concurrently with and do not duplicate the 18 months of coverage for which such individuals are eligible under COBRA.

•	A cash equivalent for dental insurance premiums under COBRA, grossed-up for applicable taxes, a portion of which was payable in July 2006 and the remainder in January 2007.

•	Continued life insurance premiums for a two year period (18 months for Mr. Vaughn), not to exceed $25,000 in any annual period.

•

With respect to Mr. Vaughn only, a reimbursement for all excise taxes that were imposed on him under Section 4999 of the Internal Revenue Code in connection with the severance payments and benefits received in connection with the merger and his termination of employment, plus any income and excise taxes that were payable by him as a result of such reimbursements.

Mr. Mueller’s employment was terminated without “cause”, effective July 17, 2006, and Mr. Vaughn and Mr. Ojile resigned for “good reason”, effective July 17, 2006, and they therefore were entitled to the payments and benefits described above.

In exchange for the severance benefits described above, each of Messrs. Mueller, Vaughn and Ojile is prohibited from soliciting employees, customers or other business relationships of or competing against Windstream or its affiliates for a one-year period. Moreover, each executive was required to sign a release of all claims against Windstream and its affiliates prior to receiving severance benefits under the employment agreement.

Accelerated Vesting of Restricted Shares.  All unvested restricted shares held by Messrs. Mueller, Vaughn and Ojile vested on July 17, 2006 as a result of the merger and their termination of employment under the circumstances described above. The value of the accelerated vesting of restricted shares set forth in the table above equals the product of (i) the number of unvested shares as of July 17, 2006, multiplied by (ii) the closing price of Windstream’s common stock on that date, which was $11.50 per share.

Consulting Agreement.  In connection with the merger, John J. Mueller entered into a consulting agreement with Windstream. Under the terms of the consulting agreement, Mr. Mueller agreed to furnish advice and counsel regarding business issues and strategies to the Chairman and to the President and CEO of Windstream. The term of the agreement is for one year commencing on the effective date of the merger. For his services, Mr. Mueller is paid an annual consulting fee of $500,000, half of which was payable in July 2006 and the other half payable in January 2007, plus $1,500 per month for ongoing expenses incurred in the performance of the consulting services.

In connection with the merger, William Ojile entered into a consulting agreement with Windstream pursuant to which he agreed to furnish advice to the Executive Vice President and General Counsel of Windstream regarding legal issues, pending litigation, the administration of the Windstream legal department and other matters for which Windstream may request assistance. The term of the agreement was from July 17, 2006 until January 15, 2007. Windstream paid Mr. Ojile $100,000 for his services plus $500 per month for ongoing expenses incurred in the performance of the consulting services.

PROPOSAL NO. 2

APPROVAL OF WINDSTREAM

PERFORMANCE INCENTIVE COMPENSATION PLAN

Introduction

At the 2007 Annual Meeting, the stockholders of Windstream will be asked to approve the Windstream Performance Incentive Compensation Plan (the “Plan”). The Plan was adopted by the board of directors of Spinco on June 1, 2006 and was assumed by Windstream in connection with the spin-off/merger transaction. Even though the Plan continues to be in full force and effect after the spin-off/merger transaction, stockholder approval is required to ensure that the annual awards granted under the Plan in 2008 and later comply with the performance-based compensation exception to Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code generally prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to certain of its senior executives. Compensation is exempt from this limitation, however, if it qualifies as “performance-based compensation.” Pursuant to a special transition rule applicable to spin-off transactions, awards paid under the Plan prior to the 2008 annual meeting are eligible to qualify for the performance-based compensation exception. In order for awards paid on or after that meeting to qualify for the performance-based compensation exception, Windstream’s stockholders must approve the material terms of the Plan no later than the 2008 annual meeting. If Windstream’s stockholders do not approve the Plan, then Windstream will not grant any awards to its named executive officers under the Plan for performance periods beginning in 2008 or later. However, awards granted under the Plan for the 2007 performance period will continue to be earned and paid in accordance with their terms.

The following is a summary of the Plan and is qualified in its entirety by reference to the full text of the Plan document, a copy of which is attached as Appendix A to this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

Summary of Plan

Purpose.    The purpose of the Plan is to advance the interests of Windstream by strengthening the linkage between its executives and stockholders, the decision-making focus of executives of Windstream upon improving stockholder wealth, and the ability of Windstream to attract and retain those key employees.

Administration.    The Compensation Committee administers the Plan and has full power and authority to construe, interpret and carry out the provisions of the Plan. The Compensation Committee may delegate to the CEO or other officers, subject to such terms as the Compensation Committee shall determine, authority to perform certain functions, including administrative functions. However, the Compensation Committee must retain the exclusive authority to determine matters relating to awards to the CEO and other key executives that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Nothing contained in the Plan shall be deemed to affect the authority of Windstream or the Compensation Committee to grant annual or long-term bonuses or other benefits to employees.

Eligibility and Participation.    Participation in the Plan will be available to officers or key management employees of Windstream or its subsidiaries who are customarily employed more than 20 hours per week and at least six months per year. At this time, however, the Compensation Committee anticipates that only its eight executive officers and one other key employee will participate in the Plan.

As soon as practicable after the beginning of each plan year, the Compensation Committee shall designate those eligible employees who will participate in the Plan for the current Plan year (each a “participant”). If a person becomes an eligible employee after the beginning of the Plan year, he shall be designated as a participant as soon as practicable after he becomes an eligible employee. An eligible employee who is a participant for a given plan year is neither guaranteed nor assured of being selected for participation in any subsequent year. Notwithstanding the foregoing, individuals who are “covered employees” (generally any officer whose compensation would likely be non-deductible by Windstream under Section 162(m) of the Internal Revenue Code if Windstream did not comply with the provisions of such section) must be designated by the Compensation Committee to participate in the Plan no later than 90 days following the beginning of the Plan year (or before 25% of the Plan year has elapsed, if earlier).

Determination of Awards.    The Compensation Committee shall establish the performance objectives (described below under “Performance Objectives”) and payout formulas for each participant during the first quarter of each plan year and notify each participant in writing of its determination. The performance objectives and payout formulas need not be uniform with respect to any or all participants and may be pro-rated in the case of newly hired or newly promoted executives. The Compensation Committee must establish the performance objectives and payout formulas for each “covered employee” (defined above) not later than 90 days following the beginning of the Plan year (or before 25% of the Plan year has elapsed, if earlier). Participants must achieve the performance objectives established by the Compensation Committee in order to receive an award under the Plan.

The Compensation Committee may determine that only the threshold level relating to a performance objective must be achieved for awards to be paid under the Plan. Similarly, the Compensation Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges. The Compensation Committee may also establish multiple performance objectives with respect to a single participant, which will be weighted by the Compensation Committee to reflect their relative importance.

The Compensation Committee may in its sole discretion modify such payout formulas, performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of Windstream or its subsidiaries, the manner in which it conducts its business, or other events or circumstances or (ii) in the event that a participant’s responsibilities materially change during a plan year or a participant is transferred to a position that is not designated or eligible to participate in the Plan. However, the Compensation Committee cannot take such action to the extent that it would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In no event shall an award paid to any participant for a plan year exceed $7,000,000.

Performance Objectives.    The Plan requires that the Compensation Committee establish “performance objectives” for participants in the Plan. Performance objectives are generally measured over Windstream’s fiscal year (or such other period as determined by the Compensation Committee). Performance objectives may be described in terms of Windstream-wide objectives or objectives that are related to the performance of the individual participant or of a subsidiary, division, department, region or function within Windstream or a subsidiary in which the participant is employed. The performance objectives may be made relative to the performance of other corporations. The performance objectives applicable to any award to a covered employee (defined above) that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code shall be based on specified levels of growth in one or more of the following criteria: revenues; weighted average revenue per unit; earnings from operations; operating income; earnings before or after interest and taxes; operating income before or after interest and taxes; net income; cash flow; earnings per share; debt to capital ratio; economic value added; return on total capital; return on invested capital; return on equity; return on assets; total return to stockholders; earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items; operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items; return on investment; free cash flow; cash flow return on investment (discounted or otherwise); net cash provided by operations; cash flow in excess of cost of capital; operating margin; profit margin; contribution margin; stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development; strategic partnering; research and development; market penetration; geographic business expansion goals; cost targets; customer satisfaction; gross or net additional customers; average customer life; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Performance objectives may be stated as a combination of the listed factors.

Certification.    Promptly following the end of each plan year, the Compensation Committee will meet to certify achievement of the performance objectives for such year, and if such performance objectives have been achieved, approve actual awards under the Plan pursuant to the payout formulas. Such certification with respect to “covered employee” (as defined above) shall be documented in writing and satisfy the requirements under Section 162(m) of the Internal Revenue Code prior to the payout of such award.

Payment.    Awards shall be paid as soon as practicable after the close of the Plan year, but in no event later than 75 days after the end of such year. The Compensation Committee may, in its sole discretion and upon such terms and conditions as it may establish, direct that payments to the participants (other than “covered employees”) be made during December of the Plan year in the amount of an estimated award for that year, subject to adjustment when the exact amount of the award is determined.

If a participant’s employment with Windstream and its subsidiaries is terminated before the last day of a plan year due to disability, death, or retirement (as defined in the Plan), the participant’s award shall be pro-rated on the basis of the ratio of the number of days of participation during the Plan year to which the award relates to the aggregate number of days in such plan year. If, however, a participant’s employment terminates before the last day of a plan year for any other reason, then, unless otherwise determined by the Compensation Committee, such participant shall not be entitled to receive payment of the award.

The Compensation Committee may, in its sole discretion, (i) eliminate or reduce the amount of any award payable to any participant, and (ii) except in the case of a “covered employee”, increase the amount of any award payable to any participant to recognize his or her individual performance or in other circumstances deemed appropriate by the Compensation Committee.

Amendments, Etc.    The Board reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any participant, eligible employee, beneficiary or other person. However, no such action shall adversely affect the payment of any amount for a plan year ending prior to the action of the Board.

The Plan is intended to qualify for the performance-based compensation exception of Section 162(m) of the Internal Revenue Code and the short-term deferral exception of Section 409A of the Internal Revenue Code. The Plan and any awards shall be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any award to fail to satisfy either such exception shall have no force and effect until amended to so comply (which amendment may be retroactive and may be made by Windstream without the consent of any participant, eligible employee, beneficiary or other person).

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan. This summary is not intended to be complete and does not describe state, local, foreign or other tax consequences.

A participant in the Plan will be taxed at ordinary income rates on the amount of any cash payment received pursuant to the Plan. Windstream or the subsidiary for which the participant performs services will be entitled to a federal income tax deduction corresponding to the amount of income recognized by a participant in the Plan, provided that, among other things, (a) the income meets the test of reasonableness, (b) is an ordinary and necessary business expense, and (c) is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

Plan Benefits

Future benefits to be received by a person or group under the Plan are not determinable at this time and will depend on individual and corporate performance. Actual awards under the Plan to named executive officers for 2006 are reported in this proxy statement in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. No other executive officers participated in the Plan during 2006.

Current Equity Compensation Plan Information

Under the Windstream’s equity-based compensation plans, Windstream may issue restricted stock and other equity securities to directors, officers and other key employees. The maximum number of shares available for issuance under the Windstream 2006 Equity Incentive Plan is 10.0 million shares.

The following table sets forth information about Windstream’s equity compensation plans as of February 28, 2007:

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights [a]	Weighted-average exercise price of outstanding options, warrants and rights [b]	Number of securities remaining available for future issuance under equity compensation plans [c] (excluding securities reflected in column [a])
Equity compensation plans not approved by security holders	-	-	-

Equity compensation plans approved by security holders	-	-	6,357,976(1)

Total			6,357,976

(1)    The Windstream Corporation 2006 Equity Incentive Plan was approved by stockholders of Valor on June 27, 2006.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit Windstream’s consolidated financial statements for the fiscal year ending December 31, 2007. Windstream is submitting to the stockholders for ratification at the Annual Meeting the selection of PwC as Windstream’s independent auditors for 2007, although neither the Board of Directors nor its Audit Committee maintains a policy requiring Windstream to seek stockholder ratification of the independent auditor selection. PwC also served as Windstream’s independent auditor during 2006 in connection with the audit of the 2006 fiscal year and as Spinco’s auditor during 2006 in connection with the audit of the carve-out financial statements that were prepared for Spinco in connection with the Alltel spin-off and Valor merger. Information regarding PwC’s fees for 2006 is provided below under the caption “Audit and Non-Audit Fees.” Representatives of PwC are expected to be present at the 2007 Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 3. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 3 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL – REQUIRED EQUITY AWARDS TO BE HELD

The stockholder proposal, which follows, is a verbatim submission by the International Brotherhood of Electrical Workers’ Pension Benefit Fund (IBEW PBF) (“Fund”) of 900 Seventh Street, N.W., Washington, D.C. 20001 (who has notified Windstream that it is the beneficial owner of 11,015 shares of Windstream common stock), for consideration by Windstream stockholders. All statements therein are the sole responsibility of the Fund.

RESOLVED:    The shareholders of Windstream Corporation (“Company”) urge the Executive Compensation committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives and directors retain at least 75 percent of net after tax shares acquired through equity compensation programs during the course of their employment. The committee should report to stockholders regarding the adoption of such a policy and other information relevant to the proposal, before Windstream’s 2008 annual meeting. The board shall implement this policy in a manner that does not violate any existing employment agreement or equity compensation plan.

SUPPORTING STATEMENT

Equity-based compensation makes up a substantial portion of senior executive compensation at Windstream. Under our Company’s equity incentive plan, over 800,000 shares have been issued to Windstream’s CEO, President and Director, Jeffery Gardner. In early February of 2007, our Company issued him 168,800 shares with a grant-date estimated value of $2.5 million. All of those shares will be fully vested in three years. We are concerned that the Company’s executive compensation policy does not require senior executives and directors to retain a sufficient percentage of their equity-based compensation.

Citigroup’s 2006 Senior Executive Compensation Guidelines provide a good example of an approach towards equity awards that this resolution recommends as part of an essential effort to better align executive and shareholder long-term interests at Windstream.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans, throughout their tenure, would help them focus on the Company’s long-term success. The recent backdating scandal has, we think, reminded investors of the dangers of a short-term mentality in which executives extract value through equity-based compensation, and then cash out before the effects of their mismanagement becomes apparent to other shareholders.

We believe that a retention ratio such as the one suggested in this proposal ensures that equity compensation translates into equity ownership regardless of how much stock an executive owns. In addition, the proposed policy is flexible and does not require catch-up purchases in the event the company’s stock price falls and causes the executive to be out of compliance with the ownership requirement.

We believe that it is prudent for Windstream Corporation to adopt this policy to assure its shareholders that its equity compensation programs are aligned with long-term shareholder interests.

We urge you to vote FOR this resolution.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors unanimously recommends a vote “AGAINST” the Stockholder Proposal for the following reasons:

The Windstream Board of Directors shares the belief that directors and senior management should hold a significant equity stake in Windstream in order to align the interests of directors and senior management. This belief is reflected in the Windstream Corporate Governance Board Guidelines, which are available on the Investor Relations page of the Windstream Corporation website at www.windstream.com/investors. In furtherance of this belief, the Windstream Board has adopted Minimum Share Ownership Guidelines (the “Guidelines”) for its directors and officers. The Board adopted the Guidelines upon the recommendation of the Governance Committee of the Board, which is comprised solely of independent directors as contemplated by New York Stock Exchange Listing standards.

The Guidelines provide that during his or her service on the Windstream Board, each director who is not an executive officer is expected to maintain beneficial ownership of Windstream common stock valued at least five times the annual cash retainer paid to the director. Windstream’s executive officers are expected to maintain beneficial ownership of Windstream common stock at the following levels:

a) Chief Executive Officer	-	ten times base salary
b) Chief Operating Officer; Chief Financial Officer; and General Counsel	-	five times base salary
c) Other Executive Officers	-	three times base salary

In general, directors have a transition period of five years, and officers have three years, from their initial election to their position to achieve the specified ownership levels. During the transition period and until the director or officer satisfies the specified ownership levels, the Guidelines impose a retention ratio that provides that each officer and director is expected to retain at least 50% of shares received, net of tax payment obligations, upon the vesting of restricted stock or the exercise of stock options. Each year Windstream will report on the actual ownership levels of directors and executive officers in its annual proxy statement. For more information on the Guidelines, see the information above under the caption “Stock Ownership Guidelines.”

Through the adoption of the Guidelines, the Windstream Board has already taken all actions necessary and appropriate to achieve the purposes of the Stockholder Proposal. The Windstream Board believes that it is more appropriate to adopt guidelines that provide for ownership levels in quantifiable dollar amounts. By focusing on the amount of stock ownership, the Windstream Guidelines provide flexibility to its directors and executive officers to achieve the ownership level through their preferred method of acquisition, including open market purchases and defined contribution plans, and not just through equity-based compensation as provided by the Stockholder Proposal. Notwithstanding this flexibility, the Guidelines impose a retention ratio of the type proposed by the Stockholder Proposal to help ensure achievement of the specified ownership levels during the transition period.

In adopting the Guidelines, the Board believes it has struck the right balance between insuring that our executives have a significant equity stake in Windstream’s future while allowing them the flexibility to manage their financial affairs in a prudent manner. The Board also believes that the Guidelines will further align the interests of our executive officers and directors with the long-term interests of stockholders, while allowing Windstream to use equity-based compensation as an incentive in a balanced approach that supports the recruitment and retention of qualified individuals.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholders who intend to present proposals at the 2008 Annual Meeting, and who wish to have those proposals included in Windstream’s proxy statement for the 2008 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, prior to December 1, 2007. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for Windstream’s 2008 Annual Meeting.

CERTAIN TRANSACTIONS

Effective November 7, 2006, Windstream adopted a procedure for the review and approval of related party transactions. The Governance Committee is responsible for the review and approval of transactions covered by the policy, although transactions can also be approved by the disinterested members of the Board of Directors.

Under the policy, the Governance Committee or the Board must approve any transaction in which Windstream is a participant, the amount involved exceeds $60,000, and in which any covered person has a direct or indirect material interest. To be approved, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or is otherwise determined to be fair and in the best interests of Windstream. A transaction does not include the provision of services, the sale of products or other transactions conducted by Windstream in the ordinary course of business and on terms generally available to employees or customers. A transaction also does not include an employment or service relationship involving a director or executive officer and any related compensation resulting from that relationship that is approved by Windstream’s Compensation Committee or is disclosed in the proxy statement pursuant to the SEC’s executive compensation rules. The persons covered by the policy are Windstream’s directors, director nominees, and executive officers, an immediate family member of any of the foregoing, and any entity that is controlled by any of the foregoing persons.

On December 12, 2006, Windstream announced that it would split off its directory publishing business in a tax-free transaction with entities affiliated with Welsh, Carson, Anderson & Stowe (“WCAS”), a private equity investment firm. Anthony deNicola is a partner of WCAS and served as a director for Valor and Spinco prior to July 17, 2006 and as a director of Windstream from July 17 until December 14, 2006, when he resigned from the Board. At the time of signing, the total value of the transaction was approximately $525 million. The transaction will result in the repurchase of at least 19,574,422 shares of Windstream common stock held by affiliates of WCAS, with a value of approximately $275 million based on the average closing price of Windstream common stock over the five trading day period ended December 8, 2006. In addition, the transaction is expected to result in the retirement of at least $220 million of outstanding Windstream debt.

In connection with the consummation of the transaction, Windstream (or its applicable subsidiaries) and affiliates of WCAS will enter into certain related ancillary agreements, including a Publishing Agreement, a Billing and Collection Agreement and a Tax Sharing Agreement. Pursuant to the Publishing Agreement,

Windstream will grant Windstream Yellow Pages, Inc., the Windstream subsidiary that currently operates the publishing business, an exclusive license to publish Windstream directories and Windstream Yellow Pages will, at no charge to Windstream or its affiliates or subscribers, publish directories with respect to each Windstream service area in which Windstream or its affiliates are required to publish such directories by applicable law, tariff or contract. In light of the up-front consideration to be received by Windstream at the closing, Windstream will receive no royalty or other publication right payments during the term of the Publishing Agreement. Subject to the termination provisions in the agreement, the Publishing Agreement will remain in effect for a term of fifty years. Pursuant to the Billing and Collection Agreement, Windstream will bill and collect amounts due to Windstream Yellow Pages from end users within Windstream’s service areas and remit payment to Windstream Yellow Pages, less certain allowances for bad debt and Windstream’s fees for its billing services. The Billing and Collection Agreement will continue in effect for a period of three years and will be automatically extended for an additional two-year period unless Windstream Yellow Pages gives timely notice of termination; provided that the parties will renegotiate applicable pricing during the renewal period if requested by Windstream. Pursuant to the Tax Sharing Agreement, the parties have agreed to allocate responsibility for (i) filing tax returns and preparing other tax-related information and (ii) the liability for payment and the benefit of any refund or other recovery of taxes. Pursuant to the terms of the Tax Sharing Agreement, the parties also will indemnify each other for certain liabilities related to taxes.

Following an extensive process in which a financial advisor conducted a sale process to seek potential buyers of Windstream’s directory publishing business and the receipt of a customary fairness opinion from a separate financial advisor, the disinterested members of the Windstream Board of Directors unanimously approved the foregoing transaction and determined that such transaction was fair to and in the best interests of Windstream. Due to WCAS’s interest in the transaction, Mr. deNicola recused himself from all deliberations of the Board in which it considered the foregoing transaction. The foregoing transaction was approved in accordance with Windstream’s procedure for the review and approval of related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Windstream’s directors and executive officers, and persons who own more than ten percent of Windstream’s Common Stock, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of that Common Stock. To Windstream’s knowledge, based solely upon a review of copies of reports provided by those individuals to Windstream and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2006, Windstream believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met.

ANNUAL REPORT

The 2006 Annual Report accompanies this proxy statement, which incorporates a copy of Windstream’s 2006 Form 10-K report, including the consolidated financial statements and the financial statement schedules thereto.

Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to stockholders who share an address, unless Windstream has received contrary instructions from one or more of the stockholders. Windstream will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder to Windstream at the foregoing address or by calling (501)748-7000. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of Windstream’s proxy statement and Annual Report in the future and stockholders sharing an address and receiving multiple copies of Windstream’s proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify Windstream at: Vice President-Investor Relations, Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

AUDIT AND NON-AUDIT FEES

PricewaterhouseCoopers LLP (“PwC”) has been selected as Windstream’s independent auditors for 2007. The following discussion presents fees for services rendered by PwC for 2006, which includes fees incurred by Spinco from January 1 to July 17, 2006. The following table does not include any fees incurred by Alltel prior to 2006 for services performed by PwC.

Audit Fees

The aggregate fees incurred for professional services rendered for the audit of Windstream’s annual consolidated financial statements for the fiscal year ended December 31, 2006, and the review of the financial statements included in Windstream’s Forms 10-Q for the fiscal year ended December 31, 2006, were $3,900,777.00.

Audit-Related Fees

The aggregate fees incurred for assurance and related services by PwC that were reasonably related to the performance of the audit or review of Windstream’s consolidated financial statements and are not reported above under the caption “Audit Fees” for the fiscal year ended December 31, 2006 were $861,900, which amounts were incurred for the following categories of services:

Audit of directory publishing business	$792,000
Review of post-merger supplemental financial information	69,900

Totals	$861,900

Tax Fees

Windstream incurred no fees for tax compliance, tax consulting and tax planning services by PwC for the fiscal year ended December 31, 2006.

All Other Fees

Windstream incurred no fees during 2006 for services rendered by PwC other than those services covered in the sections captioned “Audit Fees” and “Audit-Related Fees”.

In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered in the section herein regarding “Audit-Related Fees” was compatible with maintaining such independence. All services to be performed for Windstream by PwC must be preapproved by the Audit Committee or a designated member of the Audit Committee pursuant to the Committee’s Pre-Approval Policies and Procedures. The Audit Committee’s pre-approval policy prohibits Windstream from engaging PwC for any non-audit services other than the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies.

CHANGE IN WINDSTREAM’S REGISTERED PUBLIC ACCOUNTANT

On July 17, 2006, Valor, Alltel and Spinco, then a wholly owned subsidiary of Alltel, consummated the spin-off of Alltel’s wireline telecommunications business and the merger of Spinco with and into Valor. The financial statements of Valor as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 were audited by Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm. The financial statements of the wireline division of Alltel as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 were audited by PwC, an independent registered public accounting firm. Effective August 14, 2006 following the completion of the filing of the Quarterly Report on Form 10-Q of Windstream (formerly Valor) for the quarterly period ending June 30, 2006, Windstream dismissed Deloitte as its independent registered public accounting firm.

The report of Deloitte on the financial statements of Valor as of and for the fiscal years ended December 31, 2004 and December 31, 2005 contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles, except that the report did discuss Valor’s change in method of accounting for conditional asset retirement obligations. In connection with its audits for the fiscal years ended December 31, 2004 and December 31, 2005 and through the subsequent interim period ended on August 14, 2006, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to such disagreements in their report on the financial statements for such year; and there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

Windstream has provided Deloitte with a copy of the foregoing disclosures. Deloitte has furnished Windstream with a letter addressed to the SEC stating its agreement with the disclosures above, which letter is included in Windstream’s filings with the SEC.

Effective August 14, 2006 following the completion of the filing of the Quarterly Report on Form 10-Q of Windstream (formerly Valor) for the quarterly period ending June 30, 2006, Windstream engaged PwC as its new independent registered public accounting firm. During the fiscal years ended December 31, 2004 and December 31, 2005 and through the subsequent interim period ended on August 14, 2006, Windstream did not consult with PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Windstream’s consolidated financial statements, and neither a written report was provided to Windstream or oral advice was provided that PwC concluded was an important factor considered by Windstream in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and that related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee of the Board of Directors of Windstream approved the dismissal of Deloitte and the engagement of PwC.

OTHER MATTERS

The management and the Board of Directors of Windstream do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters.

Under Windstream’s Bylaws, nominations for director may be made only by the Board or by a Windstream stockholder who has have delivered timely notice of such stockholder’s intent to make such nomination in writing to the Secretary of Windstream. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Windstream (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first.

The stockholder’s notice of nomination shall set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to the stockholder giving the notice (A) the name and address, as they appear on the Windstream’s books, of such stockholder and (B) the class and number of shares of Windstream which are beneficially owned by such stockholder and also which are owned of record by such stockholder; and (3) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person, (B) the class and number of shares of Windstream which are beneficially owned by such person, (C) a representation that the stockholder is a holder of record of stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such nomination.

The Bylaws also provide that no other business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a Windstream stockholder entitled to vote who has delivered timely notice to Windstream. These requirements apply to any matter that a Windstream stockholder wishes to raise at an annual meeting other than in accordance with the procedures in SEC Rule 14a-8. For business to be properly brought before an annual meeting, such proposed business must constitute a proper matter for stockholder action. For a stockholder to provide timely notice of a proposed action, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Windstream, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made, whichever occurs first.

A stockholder’s notice of proposed business (other than director nominations) must set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, (2) the name and address, as they appear on Windstream’s books, of the stockholder proposing such business, (3) the class and number of shares of Windstream common stock which are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business, (5) a representation that the stockholder is a holder of record of common stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal.

All notices of stockholder nominations for director or other proposed business must be delivered in writing to the Corporate Secretary of Windstream at the principal executive offices of Windstream at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

Windstream will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of Windstream, personally or by telephone or electronic means. In the event the management of Windstream deems it advisable, Windstream may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by Windstream, in the event of such an engagement, likely would not exceed $20,000. Windstream will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with regulations of the SEC and the New York Stock Exchange.

The material referred to in this proxy statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

IT IS IMPORTANT THAT ALL SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

Dated: March 30, 2007	By Order of the Board of Directors,
John P. Fletcher,
Secretary

APPENDIX A

PERFORMANCE INCENTIVE COMPENSATION PLAN

WINDSTREAM CORPORATION (AS SUCCESSOR TO ALLTEL HOLDING CORP.)

PERFORMANCE INCENTIVE COMPENSATION PLAN

RECITALS

Pursuant to Section 7.01(a)(2) of the Employee Benefits Agreement by and between ALLTEL Corporation and ALLTEL Holding Corp. (the “Company”) dated as of December 8, 2005 (the “Employee Benefits Agreement”), the Company agreed to establish, or cause to be established, a plan, the provisions of which are substantially identical to the provisions of the ALLTEL Corporation Performance Incentive Compensation Plan, which such plan shall apply to the performance period beginning the day after the Distribution Date (as defined in the Employee Benefits Agreement) and ending December 31, 2006. The Company has adopted this ALLTEL Holding Corp. Performance Incentive Compensation Plan (the “Plan”) pursuant to the terms of the Employee Benefits Agreement.

I. PURPOSE

The purpose of the Plan is to advance the interests of ALLTEL Holding Corp. (the “Company”) by strengthening, through the payment of incentive awards, the linkage between executives of the Company and stockholders of the Company, the decision-making focus of executives of the Company upon improving stockholder wealth, and the ability of the Company to attract and retain those key employees upon whose judgment, initiative, and efforts the successful growth and profitability of the Company depends.

II. DEFINITIONS

a.    “Award” shall mean a cash award granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

b.    “Beneficiary” shall mean the beneficiary or beneficiaries designated in accordance with Section XII to receive any amount payable under the Plan after the death of a Participant.

c.    “Board” shall mean the Board of Directors of the Company.

d.    “CEO” shall mean the Chief Executive Officer of the Company.

e.    “Code” shall mean the Internal Revenue Code of 1986, as amended.

f.    “Committee” shall mean the Compensation Committee of the Board (or subcommittee thereof), consisting of not less than two Board members each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (ii) an “outside director” as defined in the regulations under Section 162(m) of the Code.

g.    “Company” shall mean ALLTEL Holding Corp., a Delaware corporation, its successors and survivors resulting from any merger or acquisition of ALLTEL Holding Corp. with or by any other corporation or other entity or enterprise including, without limitation, the surviving corporation resulting from the proposed merger between the Company and Valor Communications Group, Inc. pursuant to the terms of the Agreement and Plan of Merger dated as of December 8, 2005, among ALLTEL Corporation, ALLTEL Holding Corp., and Valor Communications Group, Inc.

h.    “Covered Employee” shall mean a Participant who the Committee deems likely to have compensation for the Plan Year which would be non-deductible by the Company under Section 162(m) of the Code if the Company did not comply with the provisions of Section 162(m) of the Code and the regulations thereunder with respect to such compensation.

i.    “Disability” shall mean incapacity resulting in the Participant’s being unable to engage in gainful employment at his usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity contracted, suffered or incurred while the Participant was engaged in, or which resulted from having engaged in, a felonious enterprise; incapacity resulting from or consisting of chronic alcoholism or addiction to drugs or abuse; and incapacity resulting from an intentionally self-inflicted injury or illness.

j.    “Effective Date” shall mean the day after the Distribution Date as defined in the Employee Benefits Agreement.

k.    “Eligible Employee” shall mean any officer or key management employee of the Company or a Subsidiary who is a regular full-time employee of the Company or a Subsidiary. A director of the Company or a Subsidiary is not an Eligible Employee unless he is also a regular full-time salaried employee of the Company or a Subsidiary. A “full-time” employee means any employee who is customarily employed more than 20 hours per week and at least six months per year.

l.    “Participant” shall mean any Eligible Employee who is approved by the Committee for participation in the Plan for the Plan Year with respect to which an Award may be made and which has not been paid, forfeited or otherwise terminated or satisfied under the Plan.

m.    “Payout Formula” shall mean the formula established by the Committee for determining Awards for a Plan Year based on the level of achievement of the Performance Objectives for the Plan Year.

n.    “Performance Objectives” means the measurable performance objective or objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be made relative to the performance of other corporations. The Performance Objectives applicable to any Award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Performance Objectives may be stated as a combination of the listed factors.

o.    “Plan” shall mean the ALLTEL Holding Corp. Performance Incentive Compensation Plan, as set forth in this instrument, as amended from time to time.

p.    “Plan Year” shall mean (i) the period beginning on the Effective Date and ending on December 31, 2006 and (ii) for each period beginning after December 31, 2006, the Company’s fiscal year for tax and financial reporting purposes, or such other period as determined by the Committee in its discretion, to be used to measure actual performance against Performance Objectives and to determine the amount of Awards for Participants.

q.    “Retirement” shall mean the Participant’s termination of employment with the Company and/or all Subsidiaries for any reason other than death after either: (i) attaining age fifty-five and completing twenty (20) or more “Vesting Years of Service”; (ii) attaining age sixty (60) and completing fifteen (15) or more “Vesting Years of Service”; or (iii) satisfying the conditions specified for eligibility for “retirement” under a written employment contract between the Participant and the Company and/or a Subsidiary. For purposes of the immediately preceding sentence, “Vesting Years of Service” shall have the meaning given it under the terms of the ALLTEL Holding Corp. Pension Plan.

r.    “Subsidiary” shall mean a corporation of which fifty percent (50%) or more of the issued and outstanding voting stock is owned (directly or indirectly) by the Company.

III. ADMINISTRATION

a.    Administration of the Plan shall be by the Committee, which shall, in applying and interpreting the provisions of the Plan, have full power and authority to construe, interpret and carry out the provisions of the Plan. All decisions, interpretations and actions of the Committee under the Plan shall be at the Committee’s sole and absolute discretion and shall be final, conclusive and binding upon all parties. The generality of the provisions of the immediately preceding sentence shall not be deemed to be limited by any reference to the Committee’s discretion in any other provision of the Plan. The Committee may delegate to the CEO or other officers, subject to such terms as the Committee shall determine, authority to perform certain functions, including administrative functions, except that the Committee shall retain exclusive authority to determine matters relating to Awards to the CEO and other individuals who are Covered Employees. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

b.    No member of the Committee shall be jointly or severally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee and director of the Company to whom any duty or act relating to the administration of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of the claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s or persons’ own fraud or bad faith.

c.    The existence of this Plan or any Award or other right granted hereunder will not affect the authority of the Company or the Committee to take any other action, including in respect of the grant or award of any annual or long-term bonus or other right or benefit, whether or not authorized by this Plan, subject only to limitations imposed by applicable law.

IV. ELIGIBILITY FOR PARTICIPATION

a.    As soon as practicable after the beginning of each Plan Year, the Committee shall designate those Eligible Employees who shall participate in the Plan for the current Plan Year (or, if a person becomes an Eligible Employee after the beginning of the Plan Year, he shall be designated as a Participant as soon as practicable after he becomes an Eligible Employee). In determining which Eligible Employees shall participate for any given Plan Year, the Committee shall consider the recommendations of the CEO. Each Eligible

Employee shall be notified of his participation in the Plan as soon as practicable after approval of his participation for any Plan Year (or portion thereof) for which his participation has been approved. An Eligible Employee who is a Participant for a given Plan Year is neither guaranteed nor assured of being selected for participation in any subsequent Plan Year.

b.    Notwithstanding anything contained in Section IV(a) to the contrary, individuals who are Covered Employees shall be designated by the Committee to participate in the Plan no later than 90 days following the beginning of the Plan Year or before 25% of the Plan Year has elapsed, whichever is earlier.

c.    Notwithstanding anything contained in this Section IV to the contrary, the individuals listed on Exhibit A, and such other individuals as may be designated pursuant to this Section IV, shall participate in the Plan for the Plan Year beginning on the day after the Effective Date and ending on December 31, 2006.

V. DETERMINATION OF AWARDS

a.    The Committee shall establish the Performance Objectives and Payout Formulas for each Participant during the first quarter of each Plan Year and notify each Participant in writing of his or her Payout Formulas and Performance Objectives. In determining the applicable Payout Formulas or Performance Objectives other than for the CEO, the Committee shall consider the recommendations of the CEO. The Performance Objectives and Payout Formulas established by the Committee need not be uniform with respect to any or all Participants. The Committee may also make Awards to newly hired or newly promoted executives without compliance with such timing and other limitations as provided herein, which Awards may be based on performance during less than the full Plan Year and may be pro-rated in the discretion of the Committee.

b.    Participants must achieve the Performance Objectives established by the Committee in order to receive an Award under the Plan. However, the Committee may determine that only the threshold level relating to a Performance Objective must be achieved for Awards to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula.

c.    The Committee may establish multiple Performance Objectives with respect to a single Participant. If more than one Performance Objective is selected by the Committee for a Plan Year, the Performance Objectives will be weighted by the Committee to reflect their relative importance to the Company in the applicable Plan Year. If the Committee establishes a threshold level of achievement with respect to multiple Performance Objectives, Awards will be paid under the Plan upon achievement of threshold levels of one or more of the specified Performance Objectives.

d.    The Committee may in its sole discretion modify such Payout Formulas, Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances or (ii) in the event that a Participant’s responsibilities materially change during a Plan Year or the Participant is transferred to a position that is not designated or eligible to participate in the Plan.

e.    Notwithstanding anything contained in this Section V to the contrary, the Committee shall establish the Performance Objectives (including the relative weight of multiple Performance Objectives) and Payout Formulas for each Covered Employee not later than 90 days following the beginning of the Plan Year or before 25% of the Plan Year has elapsed, whichever is earlier. Furthermore, the Committee shall not modify the Performance Objectives (including the relative weight of multiple Performance Objectives) and Payout Formulas applicable to a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

f.    Notwithstanding any other provision of the Plan to the contrary, in no event shall an Award paid to any Participant for a Plan Year exceed $7,000,000.

VI. CERTIFICATION OF ACHIEVEMENT

a.    Promptly following the end of each Plan Year, the Committee shall meet to certify achievement of the Performance Objectives for the applicable Plan Year and, if such Performance Objectives have been achieved, to review management recommendations and approve actual Awards under the Plan pursuant to the applicable Payout Formulas. Such certification of achievement of the Performance Objectives of a Covered Employee shall be documented in writing (and otherwise conform to the requirements of applicable regulations under Section 162(m) of the Code) prior to the payout of such Award to a Covered Employee.

b.    If a Participant’s employment with the Company and its Subsidiaries is terminated before the last day of a Plan Year due to Disability, death, or Retirement, the Participant’s Award shall be pro-rated on the basis of the ratio of the number of days of participation during the Plan Year to which the Award relates to the aggregate number of days in such Plan Year. If a Participant’s employment with the Company and its Subsidiaries is terminated before the last day of a Plan Year for any other reason, then, unless otherwise determined by the Committee, such Participant shall become ineligible to participate in the Plan and shall not receive payment of any Award for any Plan Year that has not ended prior to the Participant’s termination of employment.

c.    Notwithstanding any contrary provision of this Plan, the Committee in its sole discretion may (i) eliminate or reduce the amount of any Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (ii) except in the case of a Covered Employee, increase the amount of any Award payable to any Participant above that which otherwise would be payable under the Payout Formula to recognize a Participant’s individual performance or in other circumstances deemed appropriate by the Committee.

VII. PAYMENT OF AWARDS

Subject to Section VI hereof, Awards shall be paid as soon as practicable after the close of the Plan Year, but in no event later than 75 days after the end of the Plan Year to which the Awards relate. Notwithstanding the foregoing, the Committee may, in its sole discretion and upon such terms and conditions as it may establish, direct that payments to the Participants (other than Covered Employees) be made during December of the Plan Year in the amount of all or any portion specified by the Committee of the estimated Award for that Plan Year, subject to adjustment as soon as practicable after the end of the Plan Year and the determination of the exact amount of the Award therefor.

VIII. AMENDMENT AND TERMINATION OF PLAN

a.    The Board reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, Eligible Employee or Beneficiary or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any amount for a Plan Year ending prior to the action of the Board amending, suspending or terminating the Plan.

b.    It is the intention of the Company that the Plan qualify for the performance-based compensation exception of Section 162(m) of the Code and the short-term deferral exception of Section 409A of the Code. The Plan and any Awards hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any Awards hereunder to fail to satisfy either such exception shall have no force and effect until amended to so comply (which amendment may be retroactive and may be made by the Company without the consent of any Participant, Eligible Employee or Beneficiary or other person).

IX. GOVERNING LAW

The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

X. MISCELLANEOUS PROVISIONS

Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or a Subsidiary or affect the right of the Company or a Subsidiary to dismiss any employee. The Plan shall not constitute a contract between the Company or a Subsidiary and any employee. No Participant shall receive any right to be granted an Award hereunder. No Award shall be considered as compensation under any employee benefit plan of the Company or a Subsidiary, except as may be otherwise provided in such employee benefit plan. No reference in the Plan to any other plan or program maintained by the Company shall be deemed to give any Participant or other person a right to benefits under such other plan or program. The Company and its Subsidiaries shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Subsidiaries are required to be withheld with respect to such payments.

XI. NO ALIENATION OF BENEFITS

Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of a Participant or Beneficiary, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

XII. DESIGNATION OF BENEFICIARIES

a.    Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive any Award payable under the Plan after his death. A Participant may from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company.

b.    The last such designation received by the Company shall be controlling; except that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of the date prior to such receipt.

c.    If no designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation, in the Company’s discretion, conflicts with applicable law, the Participant’s estate shall be deemed to have been designated his Beneficiary and shall receive any Award payable under the Plan after his death.

d.    A Participant’s Beneficiary designation made by the Participant in accordance with the terms of the ALLTEL Corporation Performance Incentive Compensation Plan prior to the Effective Date shall constitute a proper Beneficiary designation under the Plan and shall remain in effect after the Effective Date until revoked or otherwise modified by the Participant in accordance with this Article XII.

XIII. PAYMENTS TO PERSON OTHER THAN PARTICIPANT

If the Committee shall find that a Participant or his Beneficiary to whom an Award is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed representative) may, if the Committee so directs, be paid to his spouse, child, a relative, an institution maintaining custody of such person or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan, the Company and the Committee therefore.

XIV. NO RIGHT, TITLE OR INTEREST IN COMPANY’S ASSETS

No Participant or Beneficiary shall have any right, title or interest whatsoever in or to any investments which the Company or a Subsidiary may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or fiduciary relationship between the Company or a Subsidiary and any Participant or Beneficiary or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate funds shall be established, and no segregation of assets shall be made, to assure payment thereof.

XV. SUCCESSORS

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant; provided that any successor to this Plan shall not assume any obligation with respect to any Participant for services performed or related compensation earned by the Participant prior the Effective Date or any obligation of Alltel Corporation to such Participant under the Alltel Corporation Incentive Compensation.

EXHIBIT A

Francis X. Frantz

Jeffery R. Gardner

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:	01 - Samuel E. “Sandy” Beall, III	02 - Dennis E. Foster	03 - Francis X. Frantz	04 - Jeffery R. Gardner	+
	05 - Jeffrey T. Hinson	06 - Judy K. Jones	07 - William A. Montgomery	08 - Frank E. Reed

☐ Mark here to vote FOR all nominees	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

☐ Mark here to WITHHOLD vote from all nominees	01-☐	02-☐	03-☐	04-☐	05-☐	06-☐	07-☐	08-☐

	For	Against	Abstain		For	Against	Abstain
2. Approve the Windstream Performance Incentive Compensation Plan	☐	☐	☐	3. Ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2007	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 4.

	For	Against	Abstain
4. Required Equity Awards to be held	☐	☐	☐	5. To consider and act upon such business as may properly come before the meeting or any postponement or adjournment thereof.

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Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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	C 1234567890 J N T 1 U P X 0 1 2 7 4 9 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

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Proxy — Windstream Corporation

Notice of 2007 Annual Meeting of Stockholders

Wednesday, May 9, 2007

11:00 a.m. local time

Wally Allen Ballroom at the Statehouse Convention Center at No. 1 Statehouse Plaza,

Markham and Main Streets,

Little Rock, Arkansas 72201

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 9, 2007.

The undersigned hereby appoints Jeffery R. Gardner and John P. Fletcher, or either of them, with full power of substitution, as proxies and attorneys-in-fact with the power of substitution to represent the undersigned and to vote all of the undersigned’s shares of voting stock at the Annual Meeting of Stockholders on May 9, 2007, and at any postponements or adjournments thereof, in accordance with and as more fully described in the Notice of 2007 Annual Meeting of Stockholders and the Proxy Statement, receipt of which is acknowledged. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposal 4.